Exhibit 99.2

STOCK PURCHASE AGREEMENT

among

REXAM PLC
(solely for purposes of Sections 4.1, 4.2, 4.3, 4.4, 4.5, 5.24,

5.25 and 6.3 (solely with respect to Rexam PLC))

REXAM INC.

OWENS-ILLINOIS GROUP, INC.

and

OWENS-ILLINOIS, INC.
(solely for purposes of Article III and Sections 1.4, 5.5, 5.6, 5.9, 5.11, 5.16,

5.17, 5.19, 5.20, 5.22, 5.24, 6.2 (solely with respect to O-I), 7.2, 8.1, 8.10 and 8.12)

Dated as of June 11, 2007

i

4.2	Authorization and Validity of Agreement	24
4.3	No Conflict	24
4.4	Brokers, Finders, etc	25
4.5	Available Funds	25
4.6	Purchase for Investment	25
4.7	Legal Proceedings	26
4.8	Investigation	26
4.9	Access to Information	26
4.10	No Knowledge of Breach	26
4.11	Disclaimer Regarding Projections	26
4.12	No Other Representations and Warranties	27
ARTICLE V COVENANTS		27
5.1	Access; Information and Records; Confidentiality and Standstill	27
5.2	Conduct of the Businesses of the Company Prior to the Closing Date	28
5.3	Antitrust Laws	28
5.4	Non-Solicitation	29
5.5	Transition Services Agreement	29
5.6	Levis Park Lease	30
5.7	Termination of Affiliate Relations	30
5.8	Further Actions	30
5.9	Insurance	32
5.10	Access to Records and Personnel	32
5.11	Use of Owens-Illinois Name	33
5.12	Retained Assets; Retained Liabilities	34
5.13	Litigation Support	34
5.14	Guarantees	34
5.15	No Indebtedness	35
5.16	OI Australia Distribution	35
5.17	Non-Compete	35
5.18	Cross-License Agreement	36
5.19	Confidentiality	36
5.20	No Third Party Discussions	37
5.21	New Jersey’s Industrial Site Recovery Act	37
5.22	Notice of Developments	38
5.23	Reliance Letter	39
5.24	Rexam PLC Shareholders’ Meeting	39
5.25	Guaranty of Rexam PLC	40
5.26	Mexican Restructuring	40
ARTICLE VI CONDITIONS PRECEDENT		40
6.1	Conditions Precedent to Obligations of Parties	40
6.2	Conditions Precedent to Obligations of Buyer	41
6.3	Conditions Precedent to the Obligation of Seller	42
ARTICLE VII PROVISIONS AS TO TAXES		43
7.1	Access to Records Following Closing	43
7.2	Section 338(h)(10) Election	43
7.3	Treatment of OI Australia, Inc. Distribution	44

7.4	Post-Closing Cooperation	44
7.5	Other Tax Matters	44
7.6	Straddle Period	44
7.7	Tax Returns	45
7.8	Tax Claims	45
7.9	Refunds	46
7.10	Overall Tax Indemnity Limitation	46
ARTICLE VIII LABOR MATTERS, EMPLOYEE RELATIONS AND BENEFITS		47
8.1	Benefit Plans	47
8.2	Collective Bargaining Agreements	47
8.3	Post-Closing Benefits	47
8.4	Pre-Closing Date Claims	48
8.5	Post-Retirement Medical, Life and Other Benefits	48
8.6	Vacation	48
8.7	Buyer Welfare Plans	49
8.8	Defined Contribution Plans	49
8.9	Flexible Spending Accounts	50
8.10	2007 O-I Plastics Retention Program; Severance Agreements	50
8.11	WARN	51
8.12	Information	51
8.13	No Third-Party Beneficiary Rights	51
ARTICLE IX INDEMNIFICATION		51
9.1	Indemnification by Seller	51
9.2	Indemnification by Buyer	54
9.3	Survival of Representations and Warranties	56
9.4	Indemnification Calculations	56
ARTICLE X MISCELLANEOUS		56
10.1	Certain Definitions	56
10.2	Termination and Abandonment	59
10.3	Fees and Expenses	61
10.4	Notices	62
10.5	Entire Agreement	64
10.6	No Third Party Beneficiaries	64
10.7	Assignability	64
10.8	Amendment and Modification; Waiver	64
10.9	Public Announcements	64
10.10	Section Headings Table of Contents	64
10.11	Severability	65
10.12	Counterparts	65
10.13	Alternative Dispute Resolution	65
10.14	Enforcement	65
10.15	Waiver of Jury Trial	65
10.16	Governing Law	66

SCHEDULES

Schedule 1.4(b)(i)	Financial Statement Principles and Procedures
Schedule 1.4(b)(ii)	Closing Date Balance Sheet Principles and Procedures
Schedule 1.4(c)	2007 Capital Expenditures Budget
Schedule 2.1(b)	Jurisdictions
Schedule 2.3	Subsidiaries
Schedule 2.4	No Conflict
Schedule 2.5(a)	Ownership of Stock
Schedule 2.5(b)	Restrictions on Stock
Schedule 2.5(c)	Other Equity Interests
Schedule 2.6(a)	Financial Statements
Schedule 2.6(a)(i)	Certain Exceptions Regarding Financial Statements
Schedule 2.6(b)	Historical Management Statement
Schedule 2.7	Absence of Material Adverse Changes
Schedule 2.8	Absence of Undisclosed Liabilities
Schedule 2.9	Owned Real Property
Schedule 2.9(a)	Restrictions on Owned Real Property
Schedule 2.9(c)	Subleases, Licenses, Concessions
Schedule 2.10	Real Property Leases
Schedule 2.11	Condition of Properties
Schedule 2.12(b)	Returns
Schedule 2.12(c)	Tax Deficiencies; Audits; Statutes of Limitations
Schedule 2.12(d)	Tax Allocation Agreements; Tax Sharing Agreements
Schedule 2.13	Legal Proceedings
Schedule 2.14	Governmental Licenses, Permits and Related Approvals; Environmental Matters
Schedule 2.15(a)	Benefit Plans
Schedule 2.15(b)	Exceptions to Compliance of Benefit Plans with Laws; Qualification of Benefit Plans and Benefit Plan Claims
Schedule 2.15(d)	Post-Retirement, Medical, Life Insurance or Other Welfare Benefits
Schedule 2.15(f)	Exceptions to Compliance with Contribution or Registration Requirement Applicable to Foreign Benefit Plans
Schedule 2.16	Ownership and Use of Intellectual Property
Schedule 2.17	Rebates
Schedule 2.18	Material Contracts
Schedule 2.19	Transactions with Affiliates
Schedule 2.20	Brokers, Finders
Schedule 2.21	Employee-Related Matters
Schedule 2.22	Product Liability; Recalls
Schedule 2.23	Changes in Customer and Supplier Relations
Schedule 3.3	No Conflict (O-I)
Schedule 3.5	Insurance
Schedule 4.3	Buyer Consents and Approvals
Schedule 4.5	Commitment Letter

Schedule 5.1(a)	Seller Contacts
Schedule 5.2	Conduct of Business of the Company Prior to Closing Date
Schedule 5.9(a)	Claims Administrators
Schedule 5.9(b)	Company Surety Bonds and Letters of Credit
Schedule 5.12(a)	Retained Assets
Schedule 5.12(b)	Retained Liabilities
Schedule 5.14	Guarantees
Schedule 5.16	Intercompany Debt Elimination Step Plan
Schedule 5.17	Non-Compete Exception
Schedule 5.23	Form Reliance Letter
Schedule 6.2(i)	Third Party Consents
Schedule 6.2(j)	Third Party Consents; Executed Contract
Schedule 6.2(k)	Executed Contracts
Schedule 8.1(a)	Parent Plans
Schedule 8.1(b)	Company Plans
Schedule 8.2	Collective Bargaining Agreements
Schedule 8.10(b)	Executive Severance Agreement
Schedule 9.1	Intercompany Debt
Schedule 10.1(i)	Seller Individuals with “knowledge”
Schedule 10.1(ii)	Buyer Individuals with “knowledge”

v

EXHIBITS

Exhibit 5.5	Form of Transition Services Agreement
Exhibit 5.6	Form of Levis Park Lease
Exhibit 5.18	Form of Cross-License Agreement

INDEX OF DEFINED TERMS

Term	Page

2007 Capex Budget	3
401(k) Transfer Date	49
401(k) Transition Date	49
Acquisition Transactions	37
Additional Agreements	36
Adjustment Statement	3
Affiliate	57
Agreement	1
Antitrust Division	28
Audited Financial Statements	9
Basket	53
Benefit Plans	16
Books and Records	32
Business Employees	16
Buyer	1
Buyer Approval Termination Fee	61
Buyer Benefit Plans	47
Buyer DC Plan	49
Buyer Losses	51
Cap	53
Capital Expenditures Amount	2
Capital Expenditures Deficiency Amount	3
Capital Expenditures Excess Amount	3
Capital Stock	57
Cash	2
Closing	6
Closing Cash Amount	2
Closing Date	6
Closing Date Balance Sheet	2
Closing Date Capital Expenditure Budgeted Amount	3
Closing Payment	1
Closure Field	57
COBRA	49
Code	57
Collective Bargaining Agreements	47
Company	1
Company Guarantees	57
Company Plans	47
Competing Business	35
Conclusive Adjustment Statement	4
Conclusive Statement	4
Confidentiality Agreement	27

Control	57
Cross-License Agreement	36
Debt Commitment Letters	25
Debt Financing	25
Deductible	53
Definitive Financing Agreements	60
Drop Dead Date	60
Environmental Laws	15
ERISA	57
ERISA Affiliate	57
Estimated Closing Cash Amount	2
Estimated Retained Indebtedness	2
Existing Funds	25
Financial Statements	9
Flex Deductions	50
Flex Plans	50
Foreign Benefit Plan	17
FTC	28
Fundamental Representation	56
Governmental Authority	14
Guarantees	34
Hazardous Substance	15
Health Care Field	57
Historical Management Statement	9
HSR Act	7
Indebtedness	58
Intellectual Property	18
Interim Management Statements	58
IRB	35
ISRA	37
knowledge	58
law	58
Leases	12
Levis Park Lease	30
Licenses and Permits	15
Losses	54
Material Adverse Effect	58
Material Contracts	20
Most Recent Financial Statements	9
Multiemployer Plan	17
Net Working Capital	2
Neutral Auditor	4
New Jersey Site	37
NFA Letter	37
NJDEP	37
Non-Compete Period	35

Obligations	40
O-I	1
OI Australia Distribution	35
O-I Names	33
OI Subsidiary	59
Paid Flex Benefits	50
Parcel	12
Parent DC Plan	49
Parent Plans	47
Permitted Liens	12
Person	59
Pre-Closing Tax Period	45
Purchase	1
Purchase Price	1
Regulatory Failure Termination Fee	62
Release	59
Remediation Agreement	37
Representatives	27
Resolution Period	4
Restructuring	35
Retained Assets	34
Retained Indebtedness	2
Retained Liabilities	34
Returns	14
Rexam Board Recommendation	39
Rexam Circular	39
Rexam PLC	1
Rexam PLC Shareholders’ Meeting	39
Rexam Shareholder Approval”	39
Section 338(h)(10) Allocations	44
Section 338(h)(10) Elections	43
Securities Act	25
Seller	1
Seller Losses	54
Seller’s Acquired Business	36
Seller’s Competing Operations	36
Statement	2
Stock	1
Straddle Period	44
Subject Closures	52
Subsidiaries	7
Tax	13
Tax Claim	45
Taxes	13
Territory	59
Trademark	33

Transfer Taxes	44
Transition Services Agreement	30
Unfunded Benefit Plan Liabilities	59
Unpaid Taxes	2
US GAAP	59
WARN Act	51
Working Capital Deficiency Amount	3
Working Capital Excess Amount	3

x

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of June 11, 2007 (the “Agreement”, among Rexam Inc., a Delaware corporation (“Buyer”), Rexam PLC, a public limited company organized under the laws of England and Wales (“Rexam PLC”), solely for the purposes of Sections 4.1, 4.2, 4.3, 4.4, 4.5, 5.24, 5.25 and 6.3 (solely with respect to Rexam PLC), Owens-Illinois Group,  Inc., a Delaware corporation (“Seller”), a direct and wholly owned subsidiary of Owens-Illinois, Inc., a Delaware corporation (“O-I”), and O-I, solely for the purposes of Article III and Sections 1.4, 5.5, 5.6, 5.9, 5.11, 5.16, 5.17, 5.19, 5.20, 5.22, 5.24, 6.2 (solely with respect to O-I), 7.2, 8.1, 8.10 and 8.12.

W I T N E S S E T H :

WHEREAS, Seller owns one hundred (100) shares of common stock, par value $0.01 per share, of OI Plastic Products FTS Inc., a Delaware corporation (the “Company”), constituting all issued and outstanding shares of the Company (such shares being referred to herein as the “Stock”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Stock on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer is a wholly-owned Subsidiary of Rexam PLC and Rexam PLC will derive substantial economic benefit from the consummation of the transactions contemplated herein; and

WHEREAS, the Board of Directors of each of Seller, O-I, Buyer and Rexam PLC has approved the sale and purchase of the Stock (the “Purchase”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

ARTICLE I
THE PURCHASE; CERTAIN RELATED MATTERS

1.1           The Purchase.  Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, Seller shall deliver to Buyer certificates representing the Stock, duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled.

1.2           Purchase Price.  The purchase price for the Stock shall be One Billion Eight Hundred Twenty Five Million and 0/100 Dollars ($1,825,000,000.00) (the “Purchase Price”), subject to the purchase price adjustments set forth in Section 1.4.  At Closing, the Buyer shall pay to Seller an amount equal to One Billion Eight Hundred Twenty Five Million and 0/100 Dollars ($1,825,000,000.00) less the Estimated Retained Indebtedness plus the Estimated Closing Cash Amount (such sum, the “Closing Payment”).  The Closing Payment shall be payable at Closing in immediately available federal funds to such bank accounts, in the United States, as shall be designated by Seller in writing to the Buyer at least two (2) business days prior to Closing.

Not later than three (3) business days before the Closing, Seller will in good faith prepare, on a reasonable basis using the Company’s and Subsidiaries’ then available financial information (and subject to the reasonable approval of Buyer), and deliver to Buyer a statement setting forth Seller’s good faith estimates of (i) the Retained Indebtedness (the “Estimated Retained Indebtedness”), (ii) the Closing Cash Amount (the “Estimated Closing Cash Amount”), and (iii) the resulting calculation of the Closing Payment.

1.3           [Intentionally Deleted].

1.4           Purchase Price Adjustment.

(a)           Within ninety (90) calendar days after the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet of the Company and its Subsidiaries as of 11:59 p.m. local time for each of the Company and its Subsidiaries on the Closing Date (the “Closing Date Balance Sheet”) and a statement (the “Statement”) setting forth (i) the Net Working Capital reflected in the Closing Date Balance Sheet, and the components and calculation thereof, (ii) the aggregate amount of any Indebtedness outstanding as of the Closing excluding Indebtedness incurred in connection with the Debt Financing (the “Retained Indebtedness”), (iii) the Cash reflected on the Closing Date Balance Sheet net of any Taxes that would be incurred to repatriate such Cash (the “Closing Cash Amount”), (iv) the aggregate amount of capital expenditures made by the Company and its Subsidiaries from January 1, 2007 through the Closing Date (the “Capital Expenditures Amount”) and (v) a schedule of Unpaid Taxes setting forth in reasonable detail the amounts and payees included therein.

“Cash” shall mean, with respect to the Company and its Subsidiaries, the sum of cash, cash equivalents (including marketable securities and short term investments) and liquid investments (plus all uncollected bank deposits and less all outstanding checks) calculated in accordance with US GAAP applied on a consistent basis.

“Net Working Capital” shall mean (without duplication) (a) current assets (excluding the Closing Cash Amount and the current portion of any Tax assets), less (b) current liabilities (including Unpaid Taxes but excluding the Retained Indebtedness), plus (c) the inventory of repair parts and supplies.  Net Working Capital shall be derived from the Closing Date Balance Sheet and the Retained Assets and the Retained Liabilities shall be excluded in determining Net Working Capital. The Retained Indebtedness shall be determined as of the Closing Date and shall be presented in reasonable detail, including identification of the obligor and obligee, the foreign currency amount, if applicable, amount, maturity date, and other relevant terms and conditions.

“Unpaid Taxes” shall mean the amount of current liabilities for Taxes due but not paid as of the Closing (computed in accordance with the past practice of the Company and its Subsidiaries in filing their Returns).

(b)           Seller shall engage Ernst & Young LLP to review and assist in preparing the Closing Date Balance Sheet and the Statement.  Schedule 1.4(b)(i) sets forth the principles and procedures used in the preparation of the Audited Financial Statements for certain items that will be reflected in the Closing Date Balance Sheet.  Schedule 1.4(b)(ii) sets forth the principles and procedures to be used in preparing the Closing Date Balance Sheet.  Except to the extent expressly provided otherwise in Schedule 1.4(b)(ii), the Closing Date Balance Sheet shall be prepared in accordance with the same principles and procedures used in preparation of the Audited Financial Statements as set forth on Schedule 1.4(b)(i), as if the Closing Date were a financial year end.  Buyer shall cause its employees to provide Seller with access at all reasonable times to any of the personnel, property, books and records in its possession about the Company and its Subsidiaries for purposes of allowing Seller to prepare the Closing Date Balance Sheet and the Statement.

(c)           Concurrently with the delivery of the Closing Date Balance Sheet and the Statement, Seller shall prepare and deliver to Buyer a statement (the “Adjustment Statement”) setting forth the calculations of (A) the amount by which the Net Working Capital as shown on the Statement (x) exceeds the sum of $58,400,000 (the “Working Capital Excess Amount”) or (y) is less than the sum of $58,400,000 (the “Working Capital Deficiency Amount”), (B) the amount of Retained Indebtedness, (C) the Closing Cash Amount, and (D) the amount by which the Capital Expenditures Amount as shown on the Statement (x) exceeds the Closing Date Capital Expenditure Budgeted Amount (the “Capital Expenditures Excess Amount”) or (y) is less than the Closing Date Capital Expenditure Budgeted Amount (the “Capital Expenditures Deficiency Amount”).

“Closing Date Capital Expenditure Budgeted Amount” shall mean the sum of (x) the aggregate amount of capital expenditures planned to be made by the Company and its Subsidiaries pursuant to the Company’s 2007 capital expenditures budget attached hereto as Schedule 1.4(c) (the “2007 Capex Budget”) for each full calendar month in 2007 elapsed prior to the Closing Date plus (y) the product of the amount of capital expenditures planned to be made by the Company and its Subsidiaries pursuant to the 2007 Budget during the calendar month in which the Closing occurs and a fraction, the numerator of which is the actual number of days elapsed in the calendar month in which the Closing occurs and the denominator of which is the actual number of days in the calendar month in which the Closing occurs. The Capital Expenditures Amount shall be determined in a manner consistent with past practice and shall include only those amounts or assets attributable to the Company and its Subsidiaries on the Closing Date for which obligations have been incurred and either paid or included in either the accounts payable component or the other accrued liabilities component of Net Working Capital, excluding any amounts billed to customers (either collected or included in trade accounts receivable).

(d)           After receipt of the Statement and the Adjustment Statement, Buyer will have thirty (30) calendar days to review the Statement and the Adjustment Statement together with the work papers used in their preparation.  Unless Buyer delivers written notice to Seller setting forth the specific items disputed by Buyer, on or prior to the thirtieth day after its receipt of the Statement and the Adjustment Statement, Buyer will be deemed to have accepted and agreed to the Statement and the Adjustment Statement and such agreement will be final and binding.  If Buyer so notifies Seller of its objections to any of the Statement or the Adjustment Statement, Buyer and Seller will, within thirty (30) days following the notice (the “Resolution Period”), cooperate and negotiate in good faith to attempt to resolve their differences.  Any resolution by Buyer and Seller during the Resolution Period as to any disputed amounts will be final, binding and conclusive.

(e)           If Buyer and Seller do not resolve all disputed items on the Statement and Adjustment Statement by the end of the Resolution Period, then all items remaining in dispute will be submitted within thirty (30) days after the expiration of the Resolution Period to a partner of a national independent accounting firm mutually acceptable to Buyer and Seller (the “Neutral Auditor”).  The Neutral Auditor shall act as an expert and not an arbitrator and shall determine only those items in dispute.  Buyer, Seller and O-I shall cooperate with the Neutral Auditor and, subject to customary confidentiality and indemnity agreements, provide the Neutral Auditor with access to the books, records, personnel and representatives of it and such other information as such firm may require in order to render its determination.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be allocated between Buyer, on the one hand, and Seller and O-I, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Neutral Auditor that is unsuccessfully disputed by each such party (as finally determined by the Neutral Auditor) bears to the total amount of such disputed items so submitted.  The Neutral Auditor will deliver to Buyer and Seller a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Buyer and Seller) of the disputed items within forty-five (45) days of receipt of the disputed items, which determination will be final, binding and conclusive.  Notwithstanding the foregoing, the Neutral Auditor shall not be permitted or authorized to determine an amount with respect to any disputed item that is outside of the range between the amounts of such disputed item as finally proposed by Buyer, on the one hand, and Seller and O-I, on the other hand.  The final, binding and conclusive Statement and Adjustment Statement, which either are agreed upon by Buyer and Seller or are delivered by the Neutral Auditor in accordance with this Section 1.4, will be the “Conclusive Statement” and the “Conclusive Adjustment Statement,” respectively.  In the event that either Buyer or Seller fails to submit its statement regarding any items remaining in dispute within the time determined by the Neutral Auditor, then the Neutral Auditor shall render a decision based solely on the evidence timely submitted to the Neutral Auditor by Buyer and Seller.

(f)            Adjustments to Purchase Price.

(i)            If the Conclusive Adjustment Statement contains a Working Capital Deficiency Amount, the Purchase Price will be reduced dollar-for-dollar by such Working Capital Deficiency Amount and Seller and O-I, jointly and severally, shall pay to Buyer an amount in cash equal to such Working Capital Deficiency Amount.  If the Conclusive Adjustment Statement contains a Working Capital Excess Amount, the Purchase Price will be increased dollar-for-dollar by such Working Capital Excess Amount, and Buyer shall pay to Seller an amount in cash equal to such Working Capital Excess Amount.

(ii)           The Purchase Price will be reduced dollar-for-dollar by the amount of Retained Indebtedness, if any, as shown on the Conclusive Adjustment Statement.   Seller and O-I, jointly and severally, shall pay to Buyer an amount in cash equal to the amount by which the Retained Indebtedness as shown on the Conclusive Adjustment Statement exceeds the Estimated Retained Indebtedness, if any, and Buyer shall pay to Seller an amount in cash equal to the amount by which the Estimated Retained Indebtedness exceeds the Retained Indebtedness as shown on the Conclusive Adjustment Statement.

(iii)          The Purchase Price will be increased dollar-for-dollar by the Closing Cash Amount, if any, as shown on the Conclusive Adjustment Statement.  Seller and O-I, jointly and severally, shall pay to Buyer an amount in cash equal to the amount by which the Estimated Closing Cash Amount exceeds the Closing Cash Amount as shown on the Conclusive Adjustment Statement, if any, and Buyer shall pay to Seller an amount in cash equal to the amount by which the Closing Cash Amount as shown on the Conclusive Adjustment Statement exceeds the Estimated Closing Cash Amount.

(iv)          If the Conclusive Adjustment Statement contains a Capital Expenditures Deficiency Amount, the Purchase Price will be reduced dollar-for-dollar by such Capital Expenditures Deficiency Amount and Seller and O-I, jointly and severally, shall pay to Buyer an amount in cash equal to such Capital Expenditures Deficiency Amount.  If the Conclusive Adjustment Statement contains a Capital Expenditures Excess Amount, the Purchase Price will be increased dollar-for-dollar by such Capital Expenditures Excess Amount and Buyer shall pay to Seller an amount in cash equal to such Capital Expenditures Excess Amount.

(g)           The parties agree that the aggregate amount of payments required to be made by Section 1.4(f) shall be netted against each other and that such netted payment will be made no later than the fifth (5th) business day following the date on which Buyer and Seller agree to, or the Neutral Auditor delivers, the Conclusive Statement and the Conclusive Adjustment Statement; provided, however, that the maximum netted payment amount which Buyer shall be obligated to pay under this Section 1.4 shall be $100,000,000.  Any payment required to be made by Buyer, on the one hand, or Seller and O-I, on the other hand, pursuant to Section 1.4(f) shall bear interest from the Closing Date through the date of payment at a rate of interest equal to the prime rate per annum on the Closing Date as publicly announced by Citibank, N.A. at its principal office in New York City, and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds at least two (2) business days prior to the date when such payment is due.

1.5           Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.2, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Purchase (the “Closing”) will take place at 10:00 a.m. on the second (2nd) business day following the satisfaction or waiver of each of the conditions set forth in Article VI hereof (the “Closing Date”), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, unless another date, time or place is agreed to in writing by the parties hereto.  The Closing shall be deemed effective as of 11:59 p.m., New York City time, on the Closing Date.

1.6           Closing Deliveries.

(a)           At the Closing, Buyer shall deliver to Seller:

(i)            the Closing Payment as provided in Section 1.2;

(ii)           the documents described in Section 6.3(c), (d), (e) and (f);

(iii)          letters of credit and surety bonds required by Section 5.9(b); and

(iv)          such other documents and instruments as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

(b)           At the Closing, Seller shall deliver or cause one or more of its Affiliates to deliver to Buyer:

(i)            stock certificates (or local legal equivalent) evidencing the Stock duly endorsed in blank, or accompanied by stock powers duly executed in blank and with any required stock transfer tax stamps affixed;

(ii)           the documents described in Section 6.2(c), (d), (e), (f) and (g); and

(iii)          such other documents and instruments as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1           Due Organization.

(a)           Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite power and authority to enter into this Agreement and the Additional Agreements to which it is a party and to perform its obligations hereunder.

(b)           Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of the Company and its Subsidiaries (A) has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted except where the failure to have such power and authority would not have a Material Adverse Effect and (B) is in good standing and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.  Set forth on Schedule 2.1(b) are the jurisdictions in which the Company and its Subsidiaries are qualified to transact business.

2.2           Authorization and Validity of Agreement.  The execution, delivery and performance by Seller of this Agreement and the Additional Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions on the part of Seller, and no other action on the part of Seller is necessary for the execution, delivery and performance by Seller of this Agreement and the Additional Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby.  This Agreement has been and each of the Additional Agreements to which it is a party have been, or at Closing will be, duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than O-I), is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

2.3           Subsidiaries; Joint Ventures.  Except as set forth in Schedule 2.3, (i) the Company has no entities in which it directly or indirectly owns more than 50% of the effective voting power or equity interest (collectively, the “Subsidiaries”, which term, for the avoidance of doubt, shall not include O-I Australia Inc. and its subsidiaries) and (ii) neither the Company nor any of its Subsidiaries is a party to any partnership agreement or joint venture agreement with any other person.

2.4           No Conflict.  Except as set forth on Schedule 2.4, or as specifically contemplated in this Agreement or the Additional Agreements to which it is a party, the execution, delivery and performance by Seller of this Agreement and the Additional Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby:  (i) will not violate in any material respect any provision of law, rule or regulation, order, judgment or decree of any Governmental Authority applicable to Seller, the Company or any of its Subsidiaries; (ii) will not require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of law applicable to Seller, the Company or any of its Subsidiaries, except for the requirement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any consent, approval, filing or notice as may be required under similar laws in any applicable jurisdiction outside the United States, except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates or which Buyer or its Affiliates are otherwise required to obtain, and except for any consents, approvals, filings or notices the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Additional Agreements; (iii) will not violate any provision of the organizational documents of Seller, the Company or any of its Subsidiaries; and (iv) will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Seller or the Company or any of its Subsidiaries under, any Material Contract or Lease, except in this clause (iv) for any conflicts, breaches, terminations, defaults or accelerations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Additional Agreements.

2.5           Capitalization; Ownership of Stock.

(a)           The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, $0.01 par value per share, of which one hundred (100) shares are outstanding. Seller is and will be on the Closing Date the record and beneficial owner of the Stock.  Except as set forth on Schedule 2.5(a), Seller holds the Stock free and clear of all liens, claims, charges, security interests, options, rights of first offer or refusal, other legal or equitable encumbrances, agreements, voting trusts, proxies or other arrangements or restrictions other than restrictions imposed by applicable securities laws.  All of the Stock has been duly authorized and validly issued and is fully paid and nonassessable.  Upon the transfer of the Stock to Buyer on the Closing Date in accordance with Section 1.1, Buyer will receive good and marketable title to the Stock, free and clear of all liens, claims, charges, security interests, options, rights of first offer or refusal, other legal or equitable encumbrances, agreements, voting trusts, proxies or other arrangements or restrictions other than restrictions imposed by applicable securities laws.

(b)           Except as set forth on Schedule 2.5(b), all of the outstanding shares of Capital Stock of the Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by the Company or a wholly-owned Subsidiary of the Company free and clear of all liens, claims, charges, security interests, options, rights of first offer or refusal, other legal or equitable encumbrances, agreements, voting trusts, proxies or other arrangements or restrictions other than restrictions imposed by applicable securities laws.

(c)           Except as set forth on Schedule 2.5(c), there are no (i) outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any shares of Capital Stock of any class of, or other ownership interests in, the Company or any of its Subsidiaries which have been issued, granted or entered into by the Company or any of its Subsidiaries or any securities convertible into or evidencing the right to purchase any shares of Capital Stock of any class of, or other ownership interests in, the Company or any of its Subsidiaries; (ii) shares of the Capital Stock of the Company or any of its Subsidiaries reserved for any purpose; (iii) preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the Capital Stock of the Company or its Subsidiaries; or (iv) agreements or other obligations (contingent or otherwise) which may require the Company or its Subsidiaries to repurchase or otherwise acquire any shares of its Capital Stock.

2.6           Financial Statements.

(a)           Schedule 2.6(a) contains a copy of (i) the audited combined balance sheets of the Company, its Subsidiaries and affiliated companies as of December 31, 2006 and December 31, 2005 and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 2006 (together with the notes thereto, the “Audited Financial Statements”) and (ii) the unaudited combined balance sheets of the Company, its Subsidiaries and affiliated companies as of and for the period ended March 31, 2007 and the related combined statements of operations and cash flows as of and for the same period (the “Most Recent Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with the accounting principles set forth on Schedule 1.4(b)(i) and with US GAAP (except as related to LIFO inventory) applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto.  Except as provided in Schedule 2.6(a)(i), the Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods stated therein, subject in the case of the Most Recent Financial Statements to the absence of notes and normal year-end adjustments not inconsistent with prior practice.

(b)           Schedule 2.6(b) contains a copy of the unaudited management operations reviews for the HealthCare Container, Prescription Products and Closure & Specialty Products business segments of the Company and its Subsidiaries for the four-month period ended April 30, 2007 (the “Historical Management Statement”).  The Historical Management Statement (i) was prepared by or for the Company in the ordinary course of business; (ii) was prepared in a manner substantially consistent with the Audited Financial Statements and with the accounting principles set forth on Schedule 1.4(b)(i) (except as related to LIFO inventory), applied on a consistent basis throughout the period covered thereby; (iii) is used and relied upon by the management of the Company in the ordinary course of business; and (iv) was prepared in accordance with US GAAP, except as related to LIFO inventory and except in the case of this clause (iv), for the following: (A) balance sheets, statements of cash flows and changes in stockholders’ equity have been omitted; (B) the Historical Management Statement does not comply with the requirements of US GAAP related to defined benefit pension plans, post-retirement benefits and income taxes; (C) disclosures regarding the nature and amounts of related party transactions, consisting principally of certain sales and of allocated amounts for administrative, insurance, employee benefit, interest, and income tax expenses, have not been included; (D) all footnote disclosures required by US GAAP have been omitted; and (E) the Historical Management Statement contains certain items which management of the Company considers non-recurring and not indicative of the continuing operations of the business.  The Interim Management Statements will be prepared in a manner consistent with the principles used in preparing the Historical Management Statement.

(c)           The Books and Records of the Company and its Subsidiaries are complete and correct in all material respects and fairly reflect the transactions and dispositions of the Company and each of its Subsidiaries. The Company and its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with US

GAAP and to maintain asset and liability accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liability is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

2.7           Absence of Material Adverse Change.  Except as set forth on Schedule 2.7, since December 31, 2006, the Company and its Subsidiaries have not suffered a Material Adverse Effect.  Except (i) as a result of the execution and delivery of this Agreement or as expressly contemplated hereby, (ii) as set forth on Schedule 2.7 and (iii) for the consummation of the Restructuring, since December 31, 2006, the Company and its Subsidiaries have conducted or will conduct business in the ordinary course, and except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Company or any of its Subsidiaries has or will have:

(a)           redeemed or purchased, directly or indirectly, any Stock or declared or paid any dividends or distributions with respect to any Stock or shares of its Capital Stock;

(b)           issued, sold or transferred any of its equity securities, securities convertible into its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or other securities issued by it;

(c)           borrowed or become liable as a guarantor for any amount in excess of $10 million in the aggregate, except for current liabilities incurred in the ordinary course of business consistent with past practice and liabilities under contracts entered into in the ordinary course of business consistent with past practice;

(d)           discharged or satisfied any liens or encumbrances in excess of $10 million in the aggregate, other than in the ordinary course of business consistent with past practice;

(e)           mortgaged, pledged or subjected to any liens, charges or any other encumbrances in excess of $10 million in the aggregate, any of its properties or assets, except liens for current property taxes or assessments not yet due and payable and those arising in the ordinary course of business consistent with past practice;

(f)            sold, assigned or transferred any of its material assets, except in the ordinary course of business consistent with past practice, or canceled without reasonable consideration any material debts owing to or held by it;

(g)           made or granted any bonus or any wage or salary increase to any employee or group of employees (other than in the ordinary course of business in accordance with past practice, or as required pursuant to the terms of any existing Benefit Plan (as defined in Section 2.15) or any existing Collective Bargaining Agreement (as defined in Section 8.2)), or made or granted any increase in any benefits under any existing Benefit Plan, or amended or terminated any existing Benefit Plan or adopted any new Benefit Plan (other than as required pursuant to the terms of any existing Collective Bargaining Agreement or as required by applicable law);

(h)           other than as reflected in the Company’s 2006 or 2007 capital budget, made capital expenditures or commitments therefore that aggregate in excess of $10 million;

(i)            made any loans or advances to, or guarantees for the benefit of, any person, including its Affiliates, in excess of $1 million individually or $5 million in the aggregate (other than loans or advances made to Business Employees (as defined in Section 2.15) in the ordinary course of business in accordance with past practice or made to Seller, and for which the Company or its Subsidiaries are entitled to repayment);

(j)            materially modified any Material Contracts (as defined herein) or Leases or waived any material rights or obligations thereunder, except in the ordinary course of business in accordance with past practice;

(k)           entered into any other transaction or agreement requiring the Company or any of its Subsidiaries to make aggregate payments in excess of $10 million other than in the ordinary course of business consistent with past practice;

(l)            except as may otherwise be required by applicable law or by US GAAP, (A) made any change in any method of accounting or accounting practices, including for financial or Tax purposes or (B) made or revoked any Tax election;

(m)          merged or consolidated with or acquired substantially all or a material part of the assets of, or entered into a transaction with a Variable Interest Entity (as defined in FASB Interpretation No. 46), or otherwise acquired any business of, any Person;

(n)           suffered any damage, destruction or loss (whether or not covered by insurance) with respect to any of its properties or assets in excess of $1,000,000; or

(o)           cancelled, waived or made any settlement, release, assignment or compromise relating to or affecting any action, suit, proceeding, claim, arbitration or litigation in excess of $1 million individually or $10 million in the aggregate.

2.8           Absence of Undisclosed Liabilities.  Except as set forth on Schedule 2.8, none of the Company or its Subsidiaries has any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) which would be required to be set forth on a balance sheet prepared in accordance with US GAAP, except (i) liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practice, (ii) liabilities reflected on the Financial Statements and the notes thereto (to the extent not heretofore extinguished), (iii) liabilities which in the aggregate would not have a Material Adverse Effect, (iv) obligations and liabilities otherwise expressly disclosed (or within any materiality threshold contained in any other representation) in this Agreement or the Schedules hereto and (v) obligations and liabilities incurred at the request or with the consent of the Buyer.

2.9           Real Property Ownership.  Schedule 2.9 lists all real property owned by each of the Company and its Subsidiaries as of the date of this Agreement.  With respect to each parcel of real property that is not a Retained Asset (a “Parcel”) listed on Schedule 2.9, except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)           except as disclosed on Schedule 2.9(a) or in the Financial Statements, the entity owning such Parcel has good and marketable, indefeasible, fee simple title to such Parcel, free and clear of all mortgages, pledges, security interests, encumbrances, charges or other liens, options, rights of first offer or refusal, easements and other restrictions, other than (i) installments of special assessments not yet delinquent, (ii) for Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, (iii) statutory liens arising or incurred in the ordinary course of business consistent with past practice, such as carriers’, warehousemen’s, materialmen’s and mechanic’s liens and other similar liens,  with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings, all of which shall be paid or bonded prior to Closing by Seller, (iv) liens or protective filings filed with respect to equipment leases or (v) encumbrances, recorded easements, covenants and restrictions, including exceptions listed on any title insurance policy, or deeds or other documents of record relating to such property, which do not materially impair the current use, occupancy or value of the property subject thereto (collectively, “Permitted Liens”);

(b)           there are no pending, and Seller has no knowledge of any threatened, condemnation, proceedings or litigation or administrative actions relating to any Parcel;

(c)           except as set forth on Schedule 2.9(c), there are no subleases, licenses, concessions or other written agreements granting to any party the right of use or occupancy of any portion of any Parcel (except for Permitted Liens); and

(d)           there are no parties (other than one or more of the Company and any of its Subsidiaries) in possession of any Parcel, other than tenants under any leases who are in possession of space to which they are entitled, and except for Permitted Liens.

2.10         Real Property Leases.  Schedule 2.10 lists all real property leased by the Company and its Subsidiaries as of the date of this Agreement pursuant to any real property lease providing for annual payments by the Company or any such Subsidiary of an amount in excess of $1 million (the “Leases”).  Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each lease, except as disclosed on Schedule 2.10:  (i) such Lease is pursuant to a written Lease which has been executed and is in full force and effect; (ii) neither the Company or any of its Subsidiaries, as applicable, which is a party to such Lease nor, to the knowledge of Seller or the Company or its Subsidiaries, any other party to such Lease, is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration, under such Lease; (iii) such Lease will continue to be binding in accordance with its terms following the Closing, except as may result from actions that may be taken by Buyer or its Affiliates following the Closing; and (iv) to the knowledge of Seller or the Company or any of its Subsidiaries, no party to such Lease has repudiated any provision thereof.

2.11         Properties.

(a)           Except as set forth on Schedule 2.11(a), (i) the Company and its Subsidiaries own or lease under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of their business as presently conducted in all material respects (except for those assets and properties of O-I and its Affiliates (other than the Company and its Subsidiaries) the use of which will be provided to the Company and its Subsidiaries under an Additional Agreement) and (ii) the buildings, fixtures and equipment owned or leased by the Company or its Subsidiaries are in sufficiently good operating condition and repair to permit their use in the continuing operations of the Company or its Subsidiaries in substantially the same manner as such operations are presently conducted, subject to normal wear and tear that currently require no material maintenance, repairs or replacements, except for ordinary maintenance, repairs or replacements, which are not material in nature or cost.

(b)           Except as set forth on Schedules 2.4 and 2.9(a), all items of tangible personal property reflected on the Most Recent Financial Statements necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted (other than those that are sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practices) are, in all material respects, owned free and clear of all liens, claims, charges, security interests, options and other legal or equitable encumbrances or restrictions, except for Permitted Liens.

2.12         Tax Matters.

(a)           Certain Defined Terms.  For purposes of this Agreement, the following definitions shall apply:

(i)            The term “Tax” and “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance taxes, social security and social contributions taxes (or comparable foreign equivalent including CSSL, COFINS, INFONAVIT and INSS), social integration taxes (including PIS), sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, import and export taxes, value added taxes, alternative or add-on minimum taxes, exit or turnover taxes, taxes imposed by the Commonwealth of Puerto Rico on dividends (commonly referred to as the “Puerto Rico tollgate tax”) and other obligations of the same or of a similar nature to any of the foregoing, which the Company and its Subsidiaries are required to pay, withhold or collect.

(ii)           The term “Returns” shall mean all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

(b)           Except as set forth on Schedule 2.12(b) and except as would not have a Material Adverse Effect, (A) all Returns required to be filed by or on behalf of the Company and its Subsidiaries on or before the Closing Date have been duly filed on a timely basis and are true, correct and complete, (B) all Taxes due and payable on or before the Closing Date have been paid in full, (C) each of the Company and its Subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired, and (D) there are no liens on any of the assets of any of the Company and its Subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(c)           Except as set forth on Schedule 2.12(c) and except as would not have a Material Adverse Effect:  (A) there is no audit by a Governmental Authority or Taxing authority in process or pending with respect to any Tax of the Company and its Subsidiaries; (B) no deficiencies exist or have been asserted, in writing, with respect to any Taxes of the Company and its Subsidiaries and none of the Company or its Subsidiaries has received written notice that it has not filed a Return or paid Taxes required to be filed or paid by it; (C) none of the Company and its Subsidiaries are parties to any action or proceeding for assessment or collection of any Taxes, nor has such event been asserted, in writing against the Company and its Subsidiaries or any of their assets; and (D) no waiver or extension of any statute of limitations is in effect with respect to any Taxes of the Company and its Subsidiaries.

(d)           Except as set forth on Schedule 2.12(d), the Company and its Subsidiaries are not parties to any tax allocation agreement or tax sharing agreement and have not assumed the liability for Taxes of any other person under contract.

(e)           The consolidated group of which O-I is the consolidated parent is a “selling consolidated group” within the meaning of Treas. Reg. § 1.338-(h)(10)-1(b)(2).

2.13         Legal Proceedings.  Except as set forth on Schedule 2.13 and except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement:

(a)           there are no actions, suits, proceedings or orders pending or (to the knowledge of Seller or the Company and its Subsidiaries) threatened against or affecting the Company and its Subsidiaries at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign (“Governmental Authority”); and

(b)           the Company and its Subsidiaries are not subject to any order, writ, injunction, judgment or decree of any court or any Governmental Authority.

2.14         Government Licenses, Permits and Related Approvals; Environmental Matters.  Except as set forth on Schedule 2.14 and except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)           the Company and its Subsidiaries own or possess all permits, licenses, franchises, certificates, approvals and other authorizations which are required under foreign, federal, state and local laws and regulations by such entity in the conduct of its business as it is presently conducted (collectively, the “Licenses and Permits”), including, without limitation, all Licenses and Permits required under Environmental Laws in effect as of the date of this Agreement.  For purposes of this Agreement, the term “Environmental Laws” means all laws, including common law, relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the treatment, storage or disposal of, or the transfer of any property used for handling, storage use, treatment, manufacture or disposal of any pollutant, contaminant or hazardous or toxic substance, material or waste or any legally binding regulation, code, order, decree, or judgment issued, entered, promulgated or approved thereunder (“Environmental Laws”);

(b)           no loss of any Licenses and Permits is pending, or, to the knowledge of Seller or the Company or its Subsidiaries, threatened as a result of the transactions contemplated by this Agreement or otherwise, except for normal expiration in accordance with the terms thereof;

(c)           the Company and its Subsidiaries are in compliance with all terms and conditions of all Licenses and Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Laws, except for any noncompliance which has been resolved, including the payment of any applicable penalties or fines;

(d)           the Company and its Subsidiaries are in compliance with all laws and regulations of all Governmental Authorities applicable to the businesses or any owned or leased properties of the Company and its Subsidiaries and to which the Company and its Subsidiaries are subject (including, without limitation, all such Environmental Laws), except for any noncompliance which has been resolved, including the payment of any applicable penalties or fines and neither Seller nor the Company has received any written notice or claim against the Company and its Subsidiaries alleging a violation of any such laws or regulations;

(e)           none of Seller or the Company or its Subsidiaries has received any written notice or claim alleging that the Company or any of its Subsidiaries is or may be liable to any person as a result of a release of any substance, material or waste regulated as hazardous or toxic under applicable Environmental Laws (“Hazardous Substance”) at any location;

(f)            (i) neither the Company nor any of its Subsidiaries is subject to any outstanding order from or agreement with any Governmental Authority or person respecting environmental or health matters under any Environmental Laws, and (ii) neither the Company nor any of its Subsidiaries is a party to any pending judicial or administrative proceedings or, to the knowledge of Seller or the Company or any of its Subsidiaries, is the subject of any investigations by any Governmental Authority, pursuant to any Environmental Laws;

(g)           to the knowledge of Seller, there are no actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Substance that would reasonably be expected to result in claim under any Environmental Laws against the Company or any of its Subsidiaries, or against any Person whose liability for any environmental claim the Company or any of its Subsidiaries has retained or assumed pursuant to contract or operation of law; and

(h)           notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 2.14 shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to Hazardous Substances.

2.15         Employee Benefit Plans.

(a)           Schedule 2.15(a) is a true, correct and complete list of each material written employment, severance or similar contract, plan, arrangement or policy and each other material written plan or arrangement providing for compensation, bonuses, profit-sharing, incentive or deferred compensation, including pensions, or any other employee benefits, which is maintained, administered or contributed to by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates and which covers any employee or former employee of the Company or any of its Subsidiaries (such employees, the “Business Employees”), excluding any statutory benefit plans that the Company or its Subsidiaries are required to participate in or comply with pursuant to applicable law and plans administered pursuant to applicable health, tax, workplace safety insurance or employment insurance legislation and excluding Multiemployer Plans (collectively, the “Benefit Plans”).  Seller has made available to Buyer true and complete copies of each Benefit Plan.

(b)           Except as described on Schedule 2.15(b) and except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i)            each Benefit Plan has been established and administered and is in compliance with its terms and all applicable laws, including ERISA and the Code;

(ii)           each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination, from the United States Internal Revenue Service, and Seller is not aware of any reason why any such determination letter should be revoked or not be reissued; and

(iii)          there are no pending or, to the knowledge of Seller, threatened claims and no pending or, to the knowledge of Seller, threatened litigation involving any Benefit Plan (other than routine claims for benefits) by participants or beneficiaries covered thereunder.

(c)           Neither the Company nor any Subsidiary nor any predecessor thereof contributes to, or has in the past five years contributed to, any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA (a “Multiemployer Plan”).  Neither the Company nor any of its Subsidiaries or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.  No “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code nor has any funding waiver from the United States Internal Revenue Service been received or requested with respect to any such Benefit Plan.

(d)           Except as set forth in Schedule 2.15(d), neither the Company nor any of its Subsidiaries has any liability in respect of any post-retirement medical, life insurance or other welfare benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid an excise tax under Section 4980B of the Code.

(e)           Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (either immediately or in connection with the occurrence of any subsequent event) obligate the Company or any Subsidiary to pay any separation, severance, termination, retention bonus or similar benefit, accelerate the vesting schedule for benefits under any Benefit Plan, accelerate the time of payment of any benefits under any Benefit Plan or alter any benefit structure under any Benefit Plan.

(f)            With respect to each Benefit Plan that is not subject to United States law (each, a “Foreign Benefit Plan”), except as set forth on Schedule 2.15(f) and except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i)            all employer and employee contributions to each Foreign Benefit Plan required by applicable law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; and

(ii)           each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

2.16         Intellectual Property.

(a)           Except as set forth on Schedule 2.16, (i) the Company and its Subsidiaries own, are licensed to or have the right to use, all material intellectual property rights, including without limitation those patents, inventions, technology, know-how, copyrights, trademarks, service marks, trade names, brand names, domain names, trade dress, logos or other source indicators and trade secrets (“Intellectual Property”) necessary for their conduct of the current operation of their businesses, free and clear of all liens and encumbrances; and (ii) reasonable measures have been and continue to be taken to protect the proprietary nature of the Intellectual Property and to prevent disclosure and preserve secrecy of any trade secrets of the Company and its Subsidiaries.

(b)           Except as set forth on Schedule 2.16 and except as would not, individually or in the aggregate, have a Material Adverse Effect (i) there are no pending or threatened actions or legal or administrative proceedings, including without limitation oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings, challenging the validity or ownership by the Company or its Subsidiaries of Intellectual Property which is owned by the Company and its Subsidiaries, or the right of the Company or its Subsidiaries to use such Intellectual Property; (ii) the issued patents and trademark registrations and pending applications for same owned by the Company and its Subsidiaries are valid, in full force and effect and are not being infringed, violated or otherwise misappropriated by others; (iii) the Company and its Subsidiaries are not infringing, violating or otherwise misappropriating any Intellectual Property owned by third parties; (iv) there are no pending actions, legal proceedings or claims by third parties alleging that conduct by the Company or any of its Subsidiaries of their current businesses infringes upon, violates or otherwise misappropriates such third parties’ Intellectual Property; (v) except pursuant to licenses listed on Schedule 2.18, there are no material agreements with any third parties that limit the ownership or use of the Intellectual Property owned by the Company and its Subsidiaries; and (vi) except pursuant to licenses listed on Schedule 2.18 or non-exclusive licenses granted by the Company or its Subsidiaries in the ordinary course of business in connection with the sale of goods by the Company or its Subsidiaries, the Company and its Subsidiaries have not granted to any third party any rights to use any of the material Intellectual Property owned by (and not licensed to) the Company or any of its Subsidiaries.

2.17         Rebates.  Except as set forth on Schedule 2.17, neither the Company nor any of its Subsidiaries provided rebates during the year ended December 31, 2006.  The Company and its Subsidiaries do not have a written policy with respect to discounts, allowances and returns.  Except as set forth on Schedule 2.17, none of the Company or its Subsidiaries sells any material amount of products on consignment, on approval or with any right of return except if such products are non-conforming or defective.

2.18         Material Contracts.  (a)  Except (A) as set forth on any Schedule to this Agreement, including, without limitation, Schedule 2.18 and (B) for Leases, as to which no representations or warranties are made other than as set forth in Section 2.4 and Section 2.10, none of the Company or its Subsidiaries is a party to or bound by, nor are any of their assets affected by, as of the date of this Agreement, any written or oral:

(i)            agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of any of its assets in excess of $1,000,000;

(ii)           agreement with respect to the lending or investing of funds in excess of $1,000,000;

(iii)          guaranty of any obligation for borrowed money or otherwise in excess of $1,000,000, other than endorsements made for collection in the ordinary course of business consistent with past practice;

(iv)          indemnification or other reimbursement obligations in excess of $1,000,000, except for indemnities and other reimbursement obligations in the ordinary course of business consistent with past practice;

(v)           license or royalty agreements involving annual payments in 2006 by the Company or its Subsidiaries to third parties of more than $1,000,000;

(vi)          supply agreements pursuant to which the Company or one of its Subsidiaries makes purchases which agreements have a remaining term of one year or more and which involved payments in fiscal year 2006 or are reasonably likely to involve payments in fiscal year 2007 or 2008, of $1,000,000 or more;

(vii)         contract which prohibits it from freely engaging in the business currently conducted by the Company and its Subsidiaries in any geographic region where the Company and its Subsidiaries are currently conducting business;

(viii)        agreement (other than this Agreement and the Additional Agreements) relating to the acquisition or disposition of any Person (whether by merger, sale of stock, sale of assets or otherwise);

(ix)           Collective Bargaining Agreement or similar contract with any labor union, works council or other labor organization relating to wages, hours and other conditions of employment in effect as of the date hereof;

(x)            agreement with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of such transactions;

(xi)           partnership, limited liability company, joint venture agreement or other agreement involving a sharing of profits or expenses;

(xii)          employment contract providing for a combined annual base salary and bonus in excess of $200,000 with respect to any Business Employee;

(xiii)         agreement or contract that involves the payment to the Company or any of its Subsidiaries of $1,000,000 or more in any 12 consecutive month period in the aggregate; or

(xiv)        any other contracts not described above which involve the payment by the Company or its Subsidiaries of $1,000,000 or more in any 12 consecutive month period.

(b)           Except as set forth on Schedule 2.18 and except as would not, individually or in the aggregate, have a Material Adverse Effect:  (i) each contract or commitment that is listed or required to be listed on Schedule 2.18 (the “Material Contracts”) is valid, binding and enforceable against the Company or, if a Subsidiary of the Company is the party to such Material Contract, such Subsidiary; (ii) each of the Company and its Subsidiaries has performed all material obligations under the Material Contracts required to be performed by it and the Company and its Subsidiaries have not received any claim of default under any Material Contract; and (iii) none of Seller or the Company and its Subsidiaries has knowledge of any breach or anticipated breach by any other party to any Material Contract.

2.19         Transactions with Affiliates.  Except as set forth herein, including, without limitation, as set forth in Article V hereof or in Schedule 2.19, the Company and its Subsidiaries have not engaged in any transaction, outside the ordinary course of business consistent with past practice, with O-I or its Affiliates (other than the Company and its Subsidiaries) since December 31, 2006, which was (i) material to the business of the Company and its Subsidiaries taken as a whole or (ii) undertaken in contemplation of the sale of the Company.  Except for the Additional Agreements, none of the Company, its Subsidiaries or the joint venture entities listed on Schedule 2.3(ii) are parties to any agreement, contract or commitment with O-I or its Affiliates (other than the Company, its Subsidiaries or the joint venture entities listed on Schedule 2.3(ii)), other than those with respect to payables for goods sold or services rendered in the ordinary course of business, which will be in full force and effect at Closing.

2.20         Brokers, Finders, etc.  Except as set forth on Schedule 2.20, Seller has not employed, nor is it subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be or is entitled to a fee or commission in connection with such transactions.

2.21         Employment-Related Matters.  Since December 31, 2004, neither the Company nor any of its current or former Subsidiaries has or has had any employees located in countries other than the United States, Australia, Mexico, Brazil, Hungary, Singapore, Switzerland, France and Spain.  Except as set forth on Schedule 2.21 and except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement:

(i)            no labor strike, slowdown, work stoppage, dispute, or lockout is in effect or, to the best knowledge of the Company, threatened;

(ii)           no unfair labor practice charge or complaint is pending or, to the best knowledge of the Company, threatened;

(iii)          neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any government agency relating to employees or employment practices;

(iv)          the Company and each of its Subsidiaries is in compliance with all applicable laws relating to employment, employment practices, privacy, occupational health and safety and the termination of employment, including but not limited to any obligations pursuant to the WARN Act; and

(v)           neither the Company nor any of its Subsidiaries is subject to any claim for wrongful dismissal, grievance, constructive dismissal or any other tort claim, actual or, to the knowledge of the Company, threatened, or any litigation actual, or threatened, relating to employment or termination of employment of employees or independent contractors.

2.22         Product Liability; Recalls.  Except as set forth on Schedules 2.13 and 2.22, since January 1, 2006, neither the Company nor any of its Subsidiaries has received any written notice relating to any material action, suit, demand, claim, hearing, complaint, demand, notice of violation relating to any product designed, manufactured, shipped or sold by or on behalf of the Company and its Subsidiaries, resulting from (i) any alleged defect, hazard or impurity, (ii) any alleged failure to warn of the existence of any defect, impurity or dangerous propensity associated with any reasonably foreseeable use of a product, (iii) any alleged breach of implied or express warranties or representations, or (iv) any alleged noncompliance with any applicable laws.  Except as set forth on Schedules 2.13 and 2.22, there is no pending or, to the knowledge of Seller, threatened, material recall or investigation of any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any of its Subsidiaries, which has been filled by the customer, including any product sold in the United States by the Company or any of its Subsidiaries as the distributor, agent or pursuant to any other contractual relationship with a non-U.S. manufacturer.

2.23         Customers and Suppliers.  Except as set forth on Schedule 2.23, since January 1, 2007 (i) no customer included in the top 20 customers of the Company and its Subsidiaries (determined on the basis of revenues) for the fiscal year ended December 31, 2006 or supplier included in the top 10 suppliers of the Company and its Subsidiaries (determined on the basis of cost of items purchased) for the fiscal year ended December 31, 2006 has ceased to do business with the Company and its Subsidiaries, (ii) no such customer has made a material change in the allocation of its business to the Company and its Subsidiaries or has reduced the volume of its business with the Company and its Subsidiaries by an amount in excess of $1,000,000, on an annual basis, (iii) to the knowledge of Seller, no such customer or supplier has threatened to cancel in whole or in part or otherwise terminate in whole or in part its relationship with the Company or any of its Subsidiaries, which threat could reasonably be expected to result in such a termination and (iv) no such supplier has decreased, limited or otherwise modified or, to the knowledge of Seller, threatened to decrease, limit or otherwise modify, the services, supply of resin or any other materials it provides to the Company or any of its Subsidiaries, which threat could reasonably be expected to result in such a decrease, limitation or modification and, to the knowledge of Seller, the consummation of the transactions contemplated hereby and by the Additional Agreements are not reasonably expected to materially adversely affect any of such relationships.

2.24         No Other Representations and Warranties.  Except for the express representations and warranties contained in this Article II, Seller and its Affiliates (other than O-I) are making no representation or warranty whatsoever, express or implied, including but not limited to any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the Company and its Subsidiaries and that Buyer accepts the Stock, the Company and its Subsidiaries “as is” and “where is.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF O-I

O-I represents and warrants to Buyer as follows:

3.1           Due Organization.  O-I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  O-I has all requisite power and authority to enter into this Agreement and the Additional Agreements to which it is a party and to perform its obligations hereunder and thereunder.

3.2           Authorization and Validity of Agreement.  The execution, delivery and performance by O-I of this Agreement and the Additional Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions on the part of O-I, and no other action on the part of O-I is necessary for the execution, delivery and performance by O-I of this Agreement and the Additional Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Additional Agreements to which it is a party have been, or at the Closing will be, duly executed and delivered by O-I and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, is a legal, valid and binding obligation of O-I, enforceable against O-I in accordance with their respective terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

3.3           No Conflict.  Except as set forth on Schedule 3.3, or as specifically contemplated in this Agreement or the Additional Agreements to which it is a party, the execution, delivery and performance by O-I of this Agreement and the Additional Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby:  (i) will not violate in any material respect any provision of law, rule or regulation, order, judgment or decree of any Governmental Authority applicable to O-I; (ii) will not require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of law applicable to O-I, except for the requirements of the HSR Act, any consent, approval, filing or notice as may be required under similar laws in any applicable jurisdiction outside the United States, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates or which Buyer or its Affiliates are otherwise required to obtain, and except for any consents, approvals, filings or notices the absence of would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets or financial condition of O-I or would not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Additional Agreements; (iii) will not violate any provision of the organizational documents of O-I; and (iv) will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by O-I under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which O-I is a party or by which it, or any of its assets are bound or encumbered, except in this clause (iv) for any conflicts, breaches, terminations, defaults or accelerations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets or financial condition of O-I or would not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Additional Agreements.

3.4           Legal Proceedings.  There are no actions, suits, proceedings or orders pending or (to the knowledge of O-I or any of its Affiliates) threatened against or affecting O-I or any of its Affiliates at law or in equity, or before or by any Governmental Authority, and neither O-I nor any of its Affiliates is subject to any order, writ, injunction, judgment or decree of any Governmental Authority which would or seeks to enjoin, rescind, or delay the transactions contemplated by this Agreement or the Additional Agreements.

3.5           Insurance.  O-I, on behalf of the Company and its Subsidiaries, has in force the policies of insurance set forth on Schedule 3.5, which are with reputable insurance companies or associations in amounts and with retentions and deductibles and covering such risks as are, in O-I’s reasonable judgment, in accordance with reasonable business practices.  Except as provided in Section 5.9(a), such policies shall not be available to the Company and its Subsidiaries after the Closing Date.

3.6           No Other Representations and Warranties.  Except for the express representations and warranties contained in this Article III, O-I and its Affiliates (other than Seller, the Company and its Subsidiaries) are making no representation or warranty whatsoever, express or implied, including but not limited to any implied warranty or representation as to value, condition, merchantability, fitness or suitability as to any of the properties or assets of the Company and its Subsidiaries and that Buyer accepts the Stock, the Company and its Subsidiaries “as is” and “where is.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND REXAM PLC

Buyer hereby represents and warrants to Seller (and Rexam PLC hereby represents and warrants to Seller as to Sections 4.1, 4.2, 4.3, 4.4 and 4.5 in respect of matters relating to Rexam PLC only), as follows:

4.1           Due Organization.  Each of Buyer and Rexam PLC is a corporation or public limited company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into this Agreement and the Additional Agreements and perform its obligations hereunder and thereunder.

4.2           Authorization and Validity of Agreement.  The execution, delivery and performance by Buyer and Rexam PLC of this Agreement and the Additional Agreements and the consummation by Buyer and Rexam PLC of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer and Rexam PLC, and no other corporate action on the part of Buyer or Rexam PLC is or will be necessary for the execution, delivery and performance by Buyer or Rexam PLC of this Agreement and the Additional Agreements and the consummation by Buyer and Rexam PLC of the transactions contemplated hereby and thereby other than the shareholder approval referenced in Section 6.2(h) hereof.  This Agreement has been, and each of the Additional Agreements have been, or at Closing will be, duly executed and delivered by Buyer and Rexam PLC and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, is a legal, valid and binding obligation of Buyer and Rexam PLC, enforceable against Buyer and Rexam PLC in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

4.3           No Conflict.  Except as set forth on Schedule 4.3, or as specifically contemplated in this Agreement or the Additional Agreements, the execution, delivery and performance by Buyer and Rexam PLC of this Agreement and the Additional Agreements and the consummation by them of the transactions contemplated hereby and thereby:  (i) will not violate in any material respect any provision of law, rule or regulation, order, judgment or decree of any Governmental Authority applicable to Buyer or Rexam PLC; (ii) will not require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of law applicable to Buyer or Rexam PLC, except for the requirements of the HSR Act and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Seller or which Seller or any of its Affiliates are otherwise required to obtain, and except for any consents, approvals, filings or notices the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets or financial condition of Buyer or Rexam PLC, or as would not prevent, materially hinder or materially delay the ability of Buyer or Rexam PLC to perform its obligations under this Agreement or the Additional Agreements or to consummate the transactions contemplated hereby and thereby; (iii) will not violate any provision of the Certificate of Incorporation or Bylaws of Buyer or Rexam PLC; and (iv) will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Buyer or Rexam PLC under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Buyer or Rexam PLC is a party or by which it, or any of its assets are bound or encumbered, except in this clause (iv) for any conflicts, breaches, terminations, defaults or accelerations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets or financial condition of Buyer or Rexam PLC, or as would not prevent, materially hinder or materially delay the ability of Buyer or Rexam PLC to perform its obligations under this Agreement or the Additional Agreements or to consummate the transactions contemplated hereby and thereby.

4.4           Brokers, Finders, etc.  Neither Buyer nor Rexam PLC has employed, or is subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement or the Additional Agreements who might be entitled to a fee or commission from Seller in connection with such transactions.

4.5           Available Funds.

(a)           Rexam PLC has received binding commitment letters from Citibank and Barclays Capital (the “Debt Commitment Letters”), copies of which are attached in Schedule 4.5, to provide financing (the “Debt Financing”).  Subject to its terms and conditions, the Debt Financing, when funded in accordance with the Debt Commitment Letters, together with funds presently available to Buyer (the “Existing Funds”), will provide Buyer with funding sufficient to pay all amounts payable pursuant to Articles I, IV, V and VII (whether payable on or after Closing).  The Debt Commitment Letters, in the forms so delivered, are valid and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or Rexam PLC under any term or condition of the Debt Commitment Letters.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing other than as specifically set forth in the Debt Commitment Letters.  Neither Buyer nor Rexam PLC has reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis.  Buyer or Rexam PLC has fully paid any and all commitment fees or other fees required by the Debt Commitment Letters to be paid as of the date of this Agreement.  Buyer shall have at the Closing proceeds from the Debt Financing or otherwise in an amount sufficient to pay all amounts payable pursuant to Articles I, IV, V and VII.

(b)           In connection with the consummation of the transactions contemplated hereby and the incurrence of any indebtedness, if any, by Buyer or any of its Affiliates therewith, Buyer does not intend that the Company and the Subsidiaries would incur, and does not believe that the Company and the Subsidiaries will incur, debts that would be beyond the ability of the Company and the Subsidiaries to pay as such debts mature.

4.6           Purchase for Investment.  Buyer is aware that no shares of Capital Stock being acquired pursuant to the transactions contemplated hereby are registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state or foreign securities laws.  Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act.  Buyer is not an underwriter, as such term is defined under the Securities Act, and is purchasing such shares solely for investment, with no present intention to distribute any such shares to any person, and Buyer will not sell or otherwise dispose of shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

4.7           Legal Proceedings.  There are no actions, suits, proceedings or orders pending or (to the knowledge of  Buyer) threatened against or affecting Buyer or any of its Affiliates at law or in equity, or before or by any Governmental Authority, and neither Buyer nor any of its Affiliates is subject to any order, writ, injunction, judgment or decree of any Governmental Authority, in each case, which would or seeks to enjoin, rescind, or delay the transactions contemplated by this Agreement or the Additional Agreements or otherwise hinder Buyer from timely complying with the terms and provisions of this Agreement or the Additional Agreements.

4.8           Investigation.  Buyer acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement or the Additional Agreements, Buyer is relying on its own investigation and analysis in entering into the transactions contemplated hereby.  Buyer is knowledgeable about the industries in which the Company and the Subsidiaries operate and is capable of evaluating the merits and risks of its purchase of the Stock as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

4.9           Access to Information.  Buyer acknowledges that (i) it has been afforded reasonable access to the books and records, facilities of the Company and the Subsidiaries for purposes of conducting a due diligence investigation of the Company and the Subsidiaries (ii) it has had reasonable opportunity to discuss with the management of Seller, the Company and the Subsidiaries the management and financial affairs of the Company and the Subsidiaries and (iii) it has conducted a reasonable due diligence investigation of the Company and the Subsidiaries.

4.10         No Knowledge of Breach.  As of the date of this Agreement, to Buyer’s knowledge, (i) none of the representations or warranties contained in Articles II and III are untrue or incorrect, and (ii) no other condition or circumstance exists that would excuse Buyer from its timely obligations hereunder.  If any of the individuals included in the definition of “knowledge” with respect to Buyer obtains actual knowledge prior to the Closing that O-I or Seller, as applicable, have breached any of their representations, warranties and covenants under this Agreement, then Buyer shall notify Seller of such breach prior to Closing.

4.11         Disclaimer Regarding Projections.  In connection with Buyer’s investigation of the Company and the Subsidiaries, Buyer has received from Seller and its Affiliates and agents certain financial information, memoranda or offering materials or presentations containing, among other things, projections and other forecasts, including, without limitation, projected financial statements, cash flow items, cost estimates, certain business plan information and other data related to the Company and the Subsidiaries.  Buyer acknowledges that (i) any such documents are not and shall not be deemed to include representations or warranties of O-I, Seller, the Company or any of its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (iii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iv) Buyer shall have no claim against anyone with respect to any of the foregoing; provided that nothing contained in this Section 4.11 shall apply to the Financial Statements or limit the express representations and warranties contained in this Agreement.

4.12         No Other Representations and Warranties.  Except for the express representations and warranties contained in this Article IV, neither Buyer nor Rexam PLC makes any representation or warranty whatsoever, express or implied.

ARTICLE V

COVENANTS

5.1           Access; Information and Records; Confidentiality and Standstill.

(a)           During the period commencing on the date of this Agreement and ending on the Closing Date, Seller shall and shall cause the Company and its Subsidiaries to afford to Buyer, its counsel, accountants and other authorized representatives, upon reasonable written request and notice, reasonable access during normal business hours and at Buyer’s expense to the plants, properties, senior management, books and records of the Company and its Subsidiaries (including, without limitation, Interim Management Statements within 10 business days following each month end and if applicable, any quarterly financial statements prepared in accordance with past practice), in order that Buyer may have the opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company and its Subsidiaries; provided that any contacts with such senior management shall be approved in advance by one of the employees of Seller set forth on Schedule 5.1(a), or any other person subsequently designated by Seller in lieu of, or in addition to, the employees of Seller set forth on Schedule 5.1(a).  Seller will use its commercially reasonable efforts to cause its officers, employees, accountants and other agents to furnish to Buyer, at Buyer’s expense for any out-of-pocket expenses, such additional financial and operating data and information with respect to the Company and its Subsidiaries as Buyer may from time to time reasonably request.  Without limiting the foregoing, within 30 days following the date of this Agreement, Seller shall provide Buyer with a list setting forth the names and locations of all banks, trust companies and other financial institutions at which the Company or any of its Subsidiaries maintains safe deposit boxes, checking accounts or other accounts of any nature the available balance of which customarily exceeds $50,000 and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

(b)           Without the prior written consent of Seller, which consent may be withheld for any reason, Buyer shall not contact any suppliers to, employees (except pursuant to Section 5.1(a)) or customers of O-I, Seller, the Company or the Subsidiaries in connection with or pertaining to any subject matter of this Agreement.  Unless otherwise agreed, O-I and Seller have the right to be included in any such contacts or communications.

(c)           Buyer will (i) hold, and will cause its respective partners, directors, officers, employees and representatives of its legal, accounting and financial advisors and other representatives and Affiliates (the “Representatives”) to hold, any information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated February 16, 2007, between Rexam PLC and Seller (the “Confidentiality Agreement”) and (ii) comply, and will cause its Representatives to comply, in all respects with paragraph 6 of the Confidentiality Agreement.

5.2           Conduct of the Businesses of the Company Prior to the Closing Date.

(a)           Except (A) as permitted, required or specifically contemplated by this Agreement, including, without limitation, those actions contemplated on Schedule 2.7, Schedule 5.2 or in this Article V, (B) as required by a Governmental Authority of competent jurisdiction or by applicable law, rule or regulation, or (C) as otherwise consented to or approved in writing by Buyer, which consent shall not be unreasonably withheld, during the period commencing on the date of this Agreement and ending at the Closing Date, Seller covenants that:

(i)            the businesses of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice;

(ii)           neither the Company nor any of its Subsidiaries will amend its organizational documents;

(iii)          the Company and its Subsidiaries will use their commercially reasonable efforts to preserve intact their business organization, to keep available the services of their present officers and key employees, and to preserve the goodwill of those having business relationships with them; and

(iv)          neither the Company nor any of its Subsidiaries will take any other action which would result in the representation and warranty contained in Section 2.7 being untrue at and as of the Closing Date.

(b)           Notwithstanding anything to the contrary herein, nothing shall prevent the removal by Seller of Cash from any of the Company or the Subsidiaries prior to the Closing.

(c)           Notwithstanding anything to the contrary herein, nothing shall prevent O-I or Seller from effecting any transaction prior to the Closing relating to the Restructuring, in the manner permitted by this Agreement.

5.3           Antitrust Laws.

(a)           Each party hereto shall make the filings required of it or any of its Affiliates under the HSR Act in connection with this Agreement and the transactions contemplated hereby as promptly as practicable following the date of this Agreement, and shall use its reasonable best efforts to (i) comply at the earliest practicable date and after consultation with the other party hereto with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”) or any other Governmental Authority, (ii) cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division or any other Governmental Authority and (iii) cause the waiting periods under the HSR Act or any other foreign antitrust merger control authority to terminate or expire at the earliest possible date.

(b)           Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division or any other Governmental Authority regarding any of the transactions contemplated hereby.

(c)           The filing fees under the HSR Act or any other foreign antitrust merger control laws shall be borne by Buyer.

5.4           Non-Solicitation.

(a)           Buyer and its Affiliates will not, from and after the date of this Agreement and for a period of one year following any termination of this Agreement pursuant to Section 10.2, without the prior written approval of Seller, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of O-I, Seller or the Company or any of its Subsidiaries, at the date of this Agreement or at any time hereafter until the termination of this Agreement, to terminate his or her employment with Seller or the Company or any of its Subsidiaries.  Buyer agrees that any remedy at law for any breach by it of this Section 5.4(a) would be inadequate, and Seller would be entitled to injunctive relief in such a case.  If it is ever held that the restriction placed on Buyer by this Section 5.4(a) is too broad to permit enforcement of such restriction to its fullest extent, Buyer agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and Buyer hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

(b)           Seller will not, for a period of one year following the Closing Date, without the prior written approval of Buyer, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of the Company or its Subsidiaries at the Closing Date to terminate his or her employment with Buyer or any of its subsidiaries known to Seller.  Seller agrees that any remedy at law for any breach by it of this Section 5.4(b) would be inadequate, and Buyer would be entitled to injunctive relief in such a case.  If it is ever held that the restriction placed on Seller by this Section 5.4(b) is too broad to permit enforcement of such restriction to its fullest extent, Seller agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and Seller hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

(c)           Notwithstanding the foregoing, the restrictions set forth in Sections 5.4(a) and 5.4(b) will not prohibit a party from: (i) advertising employment opportunities in any general solicitation, including national newspaper, trade journal or other publications in a major metropolitan area or any third-party Internet website posting, or negotiating with, offering employment to or employing any person contacted through such medium; or (ii) participating in any third-party hiring fair or similar event open to the public or negotiating with, offering employment to or employing any person contacted through such medium.

5.5           Transition Services Agreement.  On the Closing Date, Buyer shall, O-I shall, and O-I shall cause its wholly-owned subsidiary, Owens-Illinois General Inc. to, execute and deliver an agreement, substantially in the form attached hereto as Exhibit 5.5 (the “Transition Services Agreement”), pursuant to which Owens-Illinois General Inc. shall agree to provide certain transition services to Buyer.

5.6           Levis Park Lease.  On the Closing Date, Rexam PLC shall, Buyer shall cause its wholly-owned subsidiary, Rexam Plastic Products FTS Inc. to, and O-I shall cause its wholly-owned subsidiary, OI Levis Park STS Inc. to, execute and deliver an agreement substantially in the form attached hereto as Exhibit 5.6 (the “Levis Park Lease”), pursuant to which OI Levis Park STS Inc. will lease the space described in the Levis Park Lease to Rexam Plastic Products FTS Inc.

5.7           Termination of Affiliate Relations.  Except as contemplated by the Additional Agreements, on or prior to the Closing Date, (i) the Company and its Subsidiaries shall have repaid or otherwise settled all of their outstanding Indebtedness and satisfied all of their other liabilities as of the Closing Date, (but excluding payables for goods sold and services rendered which shall be paid in the ordinary course of the business) owed to Seller or its Affiliates (including O-I but other than the Company and its Subsidiaries), and (ii) Seller and its Affiliates (including O-I but other than the Company and its Subsidiaries) shall have repaid or otherwise settled all of their outstanding Indebtedness and satisfied all of their other liabilities (other than payables for goods sold and services rendered which shall be paid in the ordinary course of the business) owed to the Company and its Subsidiaries.  All agreements between the Company and its Subsidiaries and Seller and its Affiliates (including O-I) (other than agreements solely between the Company and its Subsidiaries and the Additional Agreements) shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall have been satisfied.  For the avoidance of doubt, all Indebtedness between the Company or one of its Subsidiaries, on the one hand, and the Company or one of its Subsidiaries, on the other hand, shall not be repaid or settled prior to the Closing (except for changes in the ordinary course of business consistent with past practice).  The parties acknowledge that prior to the Closing, Seller may cause the Company to pay Seller (and may cause each Subsidiary to pay to the Company) any Cash held by the Company or any of its Subsidiaries and that any Cash so paid shall not be included in the Closing Cash Amount.

5.8           Further Actions.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts:  (i) to obtain, in addition to approvals referred to in Section 5.3, any licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, local and foreign Governmental Authorities and parties to contracts with the Company or any of its Subsidiaries as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect, in addition to filings referred to in Section 5.3, all necessary registrations and filings required in connection with the consummation of the transactions contemplated hereby; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including, without limitation, Governmental

Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.  For purposes of this Agreement, including Section 5.3 and this Section 5.8, the “reasonable best efforts” of Buyer (and for purposes of Section 6.1(a) the “best efforts” of Buyer) shall not include acceptance by Buyer of any or all divestitures of any subsidiary or assets of Buyer or its Affiliates or acceptance of an agreement to hold any assets of the business of the Company and its Subsidiaries separate in any lawsuit or other legal proceeding, whether judicial or administrative and whether required by the FTC, the Antitrust Division or any other applicable U.S. or foreign Governmental Authority in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby to the extent such action would reasonably be expected to deprive Buyer of a material benefit or benefits of the transactions contemplated by this Agreement and by the Additional Agreements, taken as a whole.

(b)                                 In addition to, and without limitation of the foregoing, Buyer shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein, (ii) satisfy on a timely basis all conditions applicable to Buyer in such definitive agreements that are within its control and (iii) consummate the Debt Financing contemplated by the Debt Commitment Letter at Closing or such alternative financing as secured by Buyer.  In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Buyer shall use its reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, as promptly as practicable following the occurrence of such event.  In the event that (i) Buyer is seeking to obtain high yield debt financing or asset backed securities financing (or both) and (ii) any such financing has not been obtained within forty-five (45) days of the date of this Agreement, Buyer shall use the proceeds of bridge financing to replace such affected portion of the high yield debt financing or asset backed securities financing (or both).  Buyer shall give the Company prompt notice of any breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter.  Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without the prior written consent of Seller; and

(c)                                  Seller shall provide, and shall cause the Company and its Subsidiaries to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing business of Seller, the Company or its Subsidiaries, cause any representation or warranty in this Agreement to be breached, cause any closing condition set forth in Article VI to fail to be satisfied or otherwise cause the breach of this Agreement or any other agreement to which Seller or the Company or its Subsidiaries is a party or involve any binding commitment by any of Seller or the Company or its Subsidiaries).  In no event shall any of the Company or any Subsidiary be required to pay any commitment or similar fee or incur any liability in connection with the Debt Financing prior to the Closing.  Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs incurred by Seller or the Company or any of its Subsidiaries in connection with such cooperation.  Buyer shall indemnify and hold harmless Seller, the Company and its Subsidiaries and their respective representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith.

5.9                                 Insurance.

(a)                                  Effective on and after the Closing Date, O-I and Seller shall have no obligation to provide insurance coverage for the Company and its Subsidiaries for occurrences after the Closing Date.  After the Closing Date, the claims administrators listed on Schedule 5.9(a) and any other third party administrators who administer claims prior to the Closing Date shall continue to administer, as to occurrences prior to the Closing Date, such claims in accordance with the terms and conditions in effect on the date of this Agreement at the expense of O-I and Seller.

(b)                                 Buyer shall obtain prior to the Closing Date, and effective on and as of the Closing Date, a replacement letter of credit for the benefit of Progress Energy in the amount of the existing letter of credit attributable to the Company or its Subsidiaries set forth on Schedule 5.9(b) on the date hereof.  With respect to the other letters of credit listed on Schedule 5.9(b) on the date of this Agreement, Buyer shall, prior to and effective as of the Closing Date, either increase its existing letters of credit or obtain new letters of credit and surety bonds (including letters of credit collateralizing any such surety bonds, if necessary) (i) as required by applicable law to maintain self insured workers compensation arrangements in Michigan, Ohio, Pennsylvania and (ii) as required by applicable law to maintain workers compensation arrangements in Indiana, Mississippi, New Hampshire, New Jersey, North Carolina and South Carolina.

(c)                                  Subject to the provisions contained in this Section 5.9, in the event that an O-I letter of credit on behalf of the Company and its Subsidiaries that is set forth on Schedule 5.9(b) is drawn upon due to a claim arising from a post-Closing occurrence, Buyer shall reimburse O-I for all such amounts so drawn regardless of whether or not such amount exceeds the then outstanding balance amount of Buyer’s letter of credit and regardless of whether or not Buyer has entered into any buy-out arrangement.  Subject to the provisions contained in this Section 5.9, in the event that a Buyer letter of credit on behalf of the Company and its Subsidiaries is drawn upon due to a claim arising from a pre-Closing occurrence, O-I shall reimburse Buyer for all such amounts so drawn regardless of whether or not such amount exceeds the then outstanding balance amount of O-I’s letter of credit and regardless of whether or not O-I has entered into any buy-out arrangement.

5.10                           Access to Records and Personnel.

(a)                                  Buyer shall, and shall cause its Affiliates to, retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Company and the Subsidiaries in their possession (the “Books and Records”) for a period of five years from the Closing Date or for such longer period as may be required by law or any applicable court order.  Notwithstanding the foregoing, Buyer shall retain for such longer periods any and all Books and Records that relate to any ongoing litigation, investigation or proceeding until such time as Buyer is notified of the conclusion of such matter.

(b)                                 Buyer shall, and shall cause its Affiliates to, provide Seller and its representatives with reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, including, without limitation, the preparation of financial statements, Returns or the defense of litigation or tax audits or for purposes of determining liability under this Agreement.  Seller shall reimburse Buyer for any out-of-pocket expenses incurred in connection with providing Seller and its representatives such access.  Seller will hold in confidence all confidential information identified as such by, and obtained from, Buyer, any of its officers, agents, representatives or employees; provided, however, that information which (i) was in the public domain; (ii) was in fact known to Seller prior to disclosure by Buyer, its officers, agents, representatives or employees; or (iii) becomes known to Seller from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.

5.11                           Use of Owens-Illinois Name.  Notwithstanding anything in this Agreement to the contrary, Buyer expressly agrees that Buyer and its Affiliates are not acquiring ownership of, or any right to use (whether as, or as part of a trademark, service mark, trade name, brand name, domain name, trade dress, logo or other source indicator (collectively, “Trademark”)) (i) the trademarks “Owens-Illinois,” “Owens-Brockway,” “Owens,” “O-I,” “O-B,” or “OI,” or (ii) any other Trademark that is owned by O-I or any of its Affiliates and, in the case of this clause (ii), is not used primarily by the Company or any of its Subsidiaries (the trademarks referred to in (i) and (ii), collectively, the “O-I Names”), and any license (whether oral or written) by Seller to the Company or its Subsidiaries to use the O-I Names shall be terminated as of the Closing Date.  After Closing, Buyer shall (i) apply to change all Trademark filings and registrations that include any O-I Names to a name that is not the same or confusingly similar thereto as soon as reasonably practicable but in no event later than 90 days after the Closing Date, (ii) remove, redact or cover any O-I Names from any documents or materials in its possession or control (other than documents for purely internal distribution) as soon as reasonably practicable but in no event no later than 30 days after the Closing Date; provided, however, that with respect to customer sales invoices of the Company and its Subsidiaries, Buyer shall remove, redact or cover any O-I Names immediately as of the Closing Date, (iii) remove the O-I Names from molds and dies as soon as reasonably practicable, but in no event later than 12 months after the Closing Date (or, if such removal is impracticable or unduly burdensome, in no event later than 18 months after the Closing Date) and (iv) remove the O-I Names from all other equipment affixing the O-I Names to products as soon as reasonably practicable, but in no event later than 120 days after the Closing Date.  Notwithstanding the foregoing, during the one (1) year period following the Closing Date, the Company and any of its Subsidiaries shall have the right to sell all inventory in its or their possession or control as of the Closing Date that bears the O-I Names.

5.12                           Retained Assets; Retained Liabilities.

(a)                                  Prior to the Closing Date, Seller shall cause the Company and each of its Subsidiaries to, convey, assign, transfer and deliver to O-I or any of its Affiliates (other than the Company and any of its Subsidiaries) all of the Company’s or any of its Subsidiaries’, as applicable, right, title and interest in and to the assets, rights, properties, claims and contracts, of every kind, nature, character and description, tangible and intangible, real, personal or mixed, set forth on Schedule 5.12(a) (collectively, the “Retained Assets”).

(b)                                 Seller shall retain and, if applicable, assume and be solely responsible for (and none of Buyer or any of its Affiliates (including after the Closing, the Company and its Subsidiaries and affiliates) shall have any responsibility, obligation or liability for) (i) any and all liabilities pertaining to the legal proceedings set forth on Schedule 2.13 and (ii) any and all liabilities set forth on Schedule 5.12(b) (the liabilities and obligations referred to in (i) and (ii) referred to herein collectively as the “Retained Liabilities”).  Effective as of Closing, Seller shall be deemed to have assumed and agreed to perform and will in due course pay and discharge any and all of the Retained Liabilities; provided that, for the avoidance of doubt, Seller shall have the sole authority to manage and administer the Retained Liabilities and claims related thereto, except as may be provided in Section 9.1(c).

5.13                           Litigation Support.  In the event and for so long as any party actively is contesting or defending any action in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Company or the Subsidiaries, the other party will cooperate with it and its counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification pursuant to Article IX).

5.14                           Guarantees.  Buyer shall use its reasonable best efforts (which shall not include agreeing to any modifications of the terms of the underlying obligations) to cause itself or one or more of its Affiliates to be substituted in all respects for O-I, Seller and any of their subsidiaries, effective as of the Closing Date, in respect of all obligations of O-I, Seller and any such subsidiaries under each of the guarantees, indemnities, surety bonds, letters of credit and letters of comfort set forth on Schedule 5.14 that were obtained by O-I, Seller or any such subsidiaries for the benefit of the Company and its Subsidiaries (the “Guarantees”).  If Buyer is unable to effect such a substitution with respect to any such Guarantee after using its reasonable best efforts to do so, then Buyer shall (i) indemnify O-I, Seller or any such subsidiaries from and against any and all loss, liability or damage (including, without limitation, any out-of-pocket maintenance costs) occurring after Closing arising out of or relating to such Guarantees and (ii) not permit the Company or its Subsidiaries or Affiliates to (A) renew or extend the term of or (B) increase its obligations under, or transfer to another third party, any loan, lease, contract or other obligation for which any of O-I, Seller and their subsidiaries would reasonably be expected to be liable under such Guarantees without having O-I, Seller and/or any of their subsidiaries released from such Guarantee(s).

5.15                           No Indebtedness.  On and as of the Closing Date, the Company and its Subsidiaries shall have no outstanding short or long term Indebtedness, other than (i) Retained Indebtedness, (ii) trade payables or other similar current liabilities incurred in the ordinary course of business and consistent with past practice and (iii) the amount shown on the Closing Balance Sheet for Unfunded Benefit Plan Liabilities.  On or prior to Closing, Seller shall deliver to Buyer evidence, in form satisfactory to Buyer, of (i) the payment or satisfaction of all Indebtedness (other than any Retained Indebtedness) of the Company and its Subsidiaries as of the Closing, (ii) the release of all liens and encumbrances (other than (x) Permitted Liens, (y) liens in respect of the Retained Indebtedness and (z) liens and encumbrances in respect of the County of Holmes, Ohio Industrial Development Revenue Bonds (Owens-Illinois, Inc. Project) Series 1977, dated as of August 1, 1977 (the “IRB”); provided that Seller shall, at its sole cost and expense, cause the liens and encumbrances in respect of the IRB to be discharged promptly following payment of the underlying liability pursuant to Seller’s obligation under Section 5.12(b)) on (A) the Stock and all equity interests in the Subsidiaries and (B) the assets of the Company and its Subsidiaries, and (iii) the termination of all Company Guarantees and all obligations related thereto.  For the avoidance of doubt, this Section 5.15 shall not modify the obligations of Seller under Section 5.7 to cause all outstanding Indebtedness and other liabilities between Seller and its Affiliates (including O-I but other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, to be repaid or otherwise settled as of or prior to the Closing (but excluding payables for goods sold and services rendered which shall be paid in the ordinary course of the business).

5.16                           OI Australia Distribution.  Prior to the Closing Date, Seller will restructure the ownership and operations of the Company to transfer ownership of 100% of the issued and outstanding shares of O-I Australia, Inc. from the Company to O-I (the “OI Australia Distribution” and, together with the transfer of assets contemplated by Section 5.12(a) and the transfer of shares of Capital Stock of Specialty Packaging Products de Mexico, S.A. de C.V. contemplated by Section 5.26, the “Restructuring”).  The OI Australia Distribution shall not affect the Purchase Price to be paid by Buyer in accordance with Sections 1.2 and 1.6, as adjusted pursuant to Section 1.4.  Schedule 5.16 includes an intercompany debt elimination step plan in respect of the satisfaction or elimination of intercompany debt balances set forth on such schedule.

5.17                           Non-Compete.

(a)                                  O-I shall not, and shall cause the OI Subsidiaries not to, for a period of two (2) years from and after the Closing Date (the “Non-Compete Period”), engage in, operate, perform, control, manage or have any ownership interest in any Person that develops, manufactures, sells or distributes plastic products or performs plastics-related services in competition with the Company for products in the Health Care Field or the Closure Field in the Territory (collectively, the “Competing Business”).  For the avoidance of doubt, this Section 5.17 shall not apply to the manufacture and sale by O-I or the OI Subsidiaries (either themselves or through a third party) of the item set forth on Schedule 5.17.

(b)                                 Notwithstanding the foregoing, O-I and the OI Subsidiaries may, without violating this covenant: (i) own as a passive investment not in excess of 19% of the outstanding

Capital Stock of a Person that engages in the Competing Business, if such Capital Stock is a security actively traded on an established national securities exchange and (ii) acquire any Person (“Seller’s Acquired Business”) whose operations would contravene this Section 5.17 (“Seller’s Competing Operations”); provided that (x) the Seller’s Competing Operations represents less than 25% of the total annual sales of such Seller’s Acquired Business and (y) O-I divests, or causes to be divested, all of such Seller’s Competing Operations included within the Seller’s Acquired Business within two (2) years after the acquisition of such Seller’s Acquired Business; provided that O-I and the OI Subsidiaries shall be entitled to retain Seller’s Competing Operations if such Seller’s Competing Operations when taken together with all other Seller’s Competing Operations then engaged in, operated, performed, Controlled, managed or owned by O-I and the OI Subsidiaries, generated less than $125 million in sales for the previous 12 month period and; provided, further, that if at any time the aggregate sales of all Seller’s Competing Operations then engaged in, operated, performed, Controlled, managed or owned by O-I and the OI Subsidiaries exceed $125 million for the previous 12 month period, O-I will be required to promptly divest or cause to be divested such portion of the Seller’s Competing Operations as may be necessary to reduce such sales to less than $125 million.

5.18                           Cross-License Agreement.  On the Closing Date, Buyer shall, and Seller shall cause Owens-Brockway Glass Container Inc. and the Company to, execute and deliver an agreement substantially in the form attached hereto as Exhibit 5.18 (the “Cross-License Agreement” and, together with the Transition Services Agreement and the Levis Park Lease, the “Additional Agreements”), pursuant to which Owens-Brockway Glass Container Inc. will grant the Company limited license rights over certain intellectual property for use within the plastics industry, and the Company will grant Owens-Brockway Glass Container Inc. and its affiliates limited license rights over certain intellectual property for use within the glass industry.

5.19                           Confidentiality.  The parties shall treat the contents of this Agreement as confidential and shall refrain from disclosing this Agreement and its contents, in whole or in part, to any third party, except as required by any applicable laws, in which case the disclosing party shall give prior written notice to the other party; provided, however, that Buyer may disclose this Agreement and its contents to any prospective lender or investor in connection with the Debt Financing. O-I and Seller acknowledge that Buyer has legitimate and continuing interests in the protection of confidential information relating to the Company, its Subsidiaries and the business they conduct.  For a period of three years following the Closing, O-I and Seller will not, and shall cause their Affiliates not to, disclose, furnish or make accessible to any Person or use to its benefit or the benefit of any other Person any confidential information of the Company, its Subsidiaries or the business they conduct, except to the extent that such information (i) thereafter becomes lawfully obtainable from other sources not known to O-I or any of its Affiliates or Representatives to be bound by any confidentiality duty to Buyer or any of its Affiliates or (ii) is required to be disclosed in any document to be filed with any Governmental Authority or by applicable law, provided that with respect to item (ii) Seller shall promptly notify Buyer of the nature of the legal requirement and the extent of the required disclosure and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable law.  Following the Closing, this Section 5.19 shall supersede the terms of the Confidentiality Agreement, provided that the terms of paragraph 6 of the Confidentiality Agreement shall remain in full force and effect.

5.20                           No Third Party Discussions.  From and after the date of this Agreement until the first to occur of the Closing or the termination of this Agreement, none of O-I, any of its Affiliates or any officer, director, employee, representative or agent of O-I or any of its Affiliates, will, directly or indirectly solicit, encourage or initiate any inquiry, offer or proposal from, or engage in any discussions or negotiations with, or provide any non-public information to, any Person, other than Buyer and its Affiliates, and their respective employees, representatives and agents, concerning any purchase, transfer or other disposition of any Capital Stock of the Company or any of its Subsidiaries, any merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries, any sale of all or any part of the assets of the Company or any of its Subsidiaries or any similar transaction involving the Company or any of its Subsidiaries, the business they conduct or any properties or assets thereof (such transactions, “Acquisition Transactions”) nor shall O-I or any of its Affiliates accept any proposal with respect to any Acquisition Transaction. From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.2, if O-I or any of its Affiliates or Representatives shall receive any proposal with respect to any Acquisition Transaction, O-I shall promptly communicate (but in no event later than 24 hours) to Buyer the material terms of such proposal.

5.21                           New Jersey’s Industrial Site Recovery Act.

(a)                                  ISRA Notice Compliance.  With respect to the Real Property located in Washington, New Jersey (the “New Jersey Site”), Seller shall, at its sole cost and expense, give written notice of the transactions to the New Jersey Department of Environmental Protection (“NJDEP”) within five (5) days after the date of this Agreement.  On or prior to the Closing Date, Seller shall deliver to Buyer either (i) a “Letter of Non-Applicability” from NJDEP that the transactions are exempt from the requirements of New Jersey’s Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”) or (ii) documentation from NJDEP evidencing NJDEP’s approval of or consent to the transactions which documentation may include, without limitation, a Remediation Agreement (as defined below) or an NFA Letter (as defined below), as Seller may elect to obtain.  Buyer shall comply with Seller’s reasonable requests in connection with Seller’s giving such notice to and making any other filings with the NJDEP necessary for obtaining such documentation from NJDEP, including without limitation, providing information within the possession or control of Buyer as may be called for with respect to notice or other filings and signing such documentation as may be necessary with respect thereto.

(b)                                 Remediation Obligations.  In the event Seller elects to satisfy the aforementioned contingency by entering into a remediation agreement with NJDEP (a “Remediation Agreement”), Seller shall be responsible, at its sole cost and expense, for complying with the obligations of ISRA and the Remediation Agreement.  Seller shall comply with the terms of the Remediation Agreement until such time as a letter is provided by NJDEP indicating that no further action is required by the Company (the “NFA Letter”).  Seller may satisfy any financial assurance NJDEP requires in connection with the Remediation Agreement using whatever means are permitted under ISRA.  Seller may implement any of its obligations under or pursuant to the Remediation Agreement in a reasonably cost-effective manner, including, without limitation, through the use of engineering and institutional controls, a groundwater classification exception area, well restriction area and/or natural attenuation, provided that such implementation is approved by the NJDEP (insofar as such approval is required) and does not unreasonably interfere with the continued operation of the property in the manner in which it is currently operated.  In connection with Seller’s discharging its obligations hereunder, Buyer shall reasonably cooperate with Seller, including without limitation: providing access, at reasonable times and upon reasonable notice, terms and conditions (it being understood that such reasonable terms and conditions shall not involve any payment, direct or indirect by Seller for such access), to the New Jersey Site, and to employees of the Company or any of its Subsidiaries who have knowledge relevant to the implementation of any obligations under or pursuant to the Remediation Agreement; providing information and/or causing the provision of all information within the possession or control of Buyer, all operators and/or occupants of the Real Property, and all successors and assigns of the foregoing, as may be necessary; and signing (and if required, using commercially reasonable efforts to cause all occupants, operators, and all successors and assigns of the foregoing to sign), such documentation as may be necessary or appropriate to the implementation of any obligations under or pursuant to the Remediation Agreement, including, without limitation, any documentation required with respect to the installation of any engineering or institutional controls, a groundwater classification exception area, well restriction area and/or natural attenuation.  Buyer shall not unreasonably interfere, and shall act reasonably to prevent interference by any operators and/or occupants of the New Jersey Site, and/or by any others, with the activities of Seller, or the agents, representatives or consultants of Seller, in implementing and completing any obligations under or pursuant to the Remediation Agreement.  Buyer shall be responsible for any increase in the cost of implementing the Remediation Agreement to the extent such increase is caused by any act or failure to act by Buyer or any Person under Buyer’s control.

(c)                                  Interaction with NJDEP.  Seller shall provide Buyer a reasonable opportunity to review and comment on all material reports, remedial action plans, reliance letters, or submissions to, and to participate in all material meetings with, the NJDEP.  Seller shall provide a copy of all such material reports, remedial action plans, reliance letters, correspondence and filings by Seller or the Company (or its Affiliates or representatives) no later than five business days after being filed with the NJDEP.  Each of the Buyer and Seller shall provide the other with copies of all material written correspondence received from the NJDEP or any Governmental Authority or third party relating to the matters discussed in this Section 5.21 promptly following receipt and shall promptly advise the other of any material oral, electronic or other communications from such Governmental Authority or third party relating to the matters discussed in this Section 5.21.

5.22                           Notice of Developments.  From time to time prior to the Closing, O-I and Seller, on the one hand, and Buyer, on the other hand, shall (a) promptly supplement and amend their respective disclosure schedules with respect to any matter that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such disclosures or that is necessary to correct any information in disclosure schedules that has been rendered inaccurate by an event occurring after the date hereof; provided, however, if such supplements, amendments or notices by Buyer, on the one hand, and O-I and Seller, on the other hand, individually or in the aggregate, are material, such supplements, amendments or notices shall not be deemed to cure any breach of any representation or warranty made in this Agreement or the Additional Agreements for purposes of determining satisfaction of the conditions set forth in Article VI or effect, limit or modify in any manner a party’s indemnification rights under this Agreement or termination rights under Section 10.2; provided, further, if such supplements, amendments or notices by Buyer, on the one hand, and O-I and Seller, on the other hand, individually and in the aggregate, are immaterial, such supplements, amendments or notices shall be deemed to have been disclosed as of the date hereof for purposes of determining satisfaction of the conditions set forth in Article VI and determining a party’s indemnification rights under this Agreement or termination rights under Section 10.2.

5.23                           Reliance Letter.  At or prior to Closing, Seller shall deliver to Buyer a letter from Arcadis, in form substantially similar to that attached as Schedule 5.23.

5.24                           Rexam PLC Shareholders’ Meeting.

(a)                                  Unless this Agreement shall have been terminated in accordance with Section 10.2, Rexam PLC will use its best efforts (i) to prepare and complete, by June 13, 2007, the circular (in the form required by the UK Listing Authority) necessary to convene a meeting of its shareholders (the “Rexam Circular”, (ii) to duly call and give notice, within 3 business days following the date the UK Listing Authority approves the final Rexam Circular, of a meeting of its shareholders (the “Rexam PLC Shareholders’ Meeting”) for the purpose of providing the approval referred to in Section 6.2(h) below (“Rexam Shareholder Approval”) in, and (iii) to convene and hold the Rexam PLC Shareholders’ Meeting on the first business day following the passage of 14 days of the mailing (and excluding the date of the mailing of) the Rexam Circular to its shareholders.  Seller and O-I shall use their best efforts to cooperate with and promptly provide information to Rexam PLC to facilitate the preparation of the Rexam Circular and other necessary shareholder documentation.

(b)                                 Rexam PLC confirms that because the Rexam PLC Board of Directors considers the Purchase to be in the best interests of Rexam PLC and its shareholders, the Rexam PLC Board of Directors has unanimously resolved to (i) recommend that shareholders of Rexam PLC provide the Rexam Shareholder Approval (the “Rexam Board Recommendation”); and (ii) include the Rexam Board Recommendation in the Rexam Circular.  Subject to the need of the Rexam PLC Board of Directors to observe its fiduciary duties as set forth in the following sentence, (x) none of the members of the Rexam PLC Board of Directors shall, prior to the obtaining of the Rexam Shareholder Approval, (i) withdraw, modify or qualify the Rexam Board Recommendation or (ii) make a contradictory public statement with respect to the Purchase and (y) such recommendation will be included in the Rexam Circular.  In the event that the Rexam PLC Board of Directors, after receiving the written advice of outside legal counsel, acting in good faith and observing its fiduciary duties under applicable law, determines that as a result of a significant event, change or circumstance its fiduciary duties require it to withdraw, modify or qualify the Rexam Board Recommendation then (i) Rexam PLC shall promptly inform Seller in writing of such intention, (ii) the Rexam PLC Board of Directors may withdraw, modify or qualify the Rexam Board Recommendation and (iii) in the case where withdrawal of the Rexam Board Recommendation is required, each of Seller and Buyer shall be entitled to terminate this Agreement pursuant to Section 10.2(a)(vii).  In the event of any dispute concerning such withdrawal, modification or qualification, the Rexam PLC Board of Directors shall have the burden of proof of compliance with the standard set forth in the preceding sentence.

(c)                                  The Seller and Rexam PLC shall cooperate with the production and filing by Rexam PLC with the UK Listing Authority of the Rexam Circular and the Rexam Circular shall contain: (i) a notice convening the Rexam PLC Shareholders’ Meeting, (ii) any other information (if any) as may be required by the UK Listing Authority; and (iii) any other information as Rexam PLC and the Seller shall agree to include.  The Seller agrees that all information which it or its Affiliates may provide to Rexam PLC from time to time in connection with the Rexam Circular will be provided in good faith.

5.25                           Guaranty of Rexam PLC.  By its execution below, Rexam PLC does hereby irrevocably guaranty the payment and performance by Buyer when due of Buyer’s obligations (the “Obligations”) under this Agreement.  If Buyer fails to timely perform Obligations requiring payment, in whole or in part, when such Obligations are due pursuant to the terms of this Agreement, Rexam PLC shall promptly pay such Obligations in lawful money of the United States.  Rexam PLC shall pay such amount within five (5) business days after receipt of demand for payment by Seller.  This guaranty shall be a full, unconditional, irrevocable, absolute and continuing guarantee of payment and performance and not a guarantee of collection.

5.26                           Mexican Restructuring.  Prior to the Closing Date, Seller will transfer the 0.4% ownership of the issued and outstanding Capital Stock of Specialty Packaging Products de Mexico, S.A. de C.V. from Owens-Illinois General Inc. to the Company or one of its Subsidiaries.  The transfer of such shares of Capital Stock shall not affect the Purchase Price to be paid by Buyer in accordance with Sections 1.2 and 1.6, as adjusted pursuant to Section 1.4.

ARTICLE VI

CONDITIONS PRECEDENT

6.1                                 Conditions Precedent to Obligations of Parties.  The respective obligations of each of the parties hereto hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a)                                  No Injunction.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Purchase; provided, however, that the parties invoking this condition shall use their best efforts to have such injunction, order or decree vacated or denied.

(b)                                 Regulatory Authorizations.  The applicable waiting periods specified under the HSR Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated and all clearances, approvals or confirmations, if any, required pursuant to the applicable requirements of foreign merger or investment control statutes or regulations shall have been obtained.

6.2                                 Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing Date of each of the following additional conditions:

(a)                                  Accuracy of Representations and Warranties.  (i) The representations and warranties of Seller set forth in Section 2.5 shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate in all material respects as of such date or with respect to such period) and (ii) each of the other representations and warranties of Seller, and the representations and warranties of O-I, contained in this Agreement (disregarding all materiality, material adverse effect or Material Adverse Effect qualifications and exceptions) shall be true and accurate as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except to the extent that all failures of such representations and warranties to be so true and accurate (disregarding all materiality, material adverse effect or Material Adverse Effect qualifications and exceptions), in the aggregate, would not have a Material Adverse Effect.

(b)                                 Performance of Agreement.  Each of Seller and O-I shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)                                  Certificate.  Buyer shall have received a certificate of each of Seller and O-I, dated the Closing Date, duly executed on behalf of each of Seller and O-I, respectively, by an authorized signatory, to the effect that the conditions specified in paragraphs (a) and (b) as applicable to it above have been satisfied.

(d)                                 Transition Services Agreement.  O-I shall have, and O-I shall have caused its wholly-owned subsidiary, Owens-Illinois General Inc., to have, executed and delivered to Buyer the Transition Services Agreement.

(e)                                  Levis Park Lease.  O-I shall have caused its wholly-owned subsidiary, OI Levis Park STS Inc., to have executed and delivered to Buyer the Levis Park Lease.

(f)                                    Cross-License Agreement.  Seller shall have caused Owens-Brockway Glass Container Inc. and the Company to have executed and delivered to Buyer the Cross-License Agreement.

(g)                                 FIRPTA.  Buyer shall have received from Seller a certificate certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code.

(h)                                 Shareholder Approval.  The shareholders of Rexam PLC shall have duly approved this Agreement and the transactions hereby contemplated at the Rexam Shareholders’ Meeting or at any adjournment or postponement thereof as required by the UK Listing Authority.

(i)                                     Third Party Consents.  Seller shall have delivered to Buyer the consent and approval (or in lieu thereof, waiver) set forth on Schedule 6.2(i) in form and substance reasonably satisfactory to Buyer, which consent and approval (or in lieu thereof, waiver) shall be in full force and effect.

(j)                                     Third Party Consents; Executed Contract. Seller shall have delivered to Buyer any three out of the four items listed on Schedule 6.2(j), in any combination.

(k)                                  Executed Contracts.  Seller shall have delivered to Buyer executed versions of the contracts (which shall be in full force and effect) set forth on Schedule 6.2(k).

6.3                                 Conditions Precedent to the Obligation of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

(a)                                  Accuracy of Representations and Warranties.  The representations and warranties of Buyer and Rexam PLC contained in this Agreement (disregarding all materiality or material adverse effect qualifications and exceptions) shall be true and accurate as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except to the extent that all failures of such representations and warranties to be so true and accurate (disregarding all materiality or material adverse effect qualifications and exceptions), in the aggregate, would not prevent, materially hinder or materially delay the ability of Buyer to perform its obligations under this Agreement or the Additional Agreements or to consummate the transactions contemplated hereby and thereby.

(b)                                 Performance of Agreement.  Each of Buyer and Rexam PLC shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)                                  Certificate.  Seller shall have received a certificate of each of Buyer and Rexam PLC, dated the Closing Date, duly executed on behalf of each of Buyer and Rexam PLC, respectively, by an authorized signatory, to the effect that the conditions specified in paragraphs (a) and (b) above have been satisfied.

(d)                                 Transition Services Agreement.  Buyer shall have executed and delivered to O-I the Transition Services Agreement.

(e)                                  Levis Park Lease.  Rexam PLC shall have, and Buyer shall have caused its wholly owned subsidiary, Rexam Plastic Products FTS Inc. to have, executed and delivered to O-I the Levis Park Lease.

(f)                                    Cross-License Agreement.  Buyer shall have executed and delivered to Seller the Cross-License Agreement.

ARTICLE VII

PROVISIONS AS TO TAXES

7.1                                 Access to Records Following Closing.  Buyer and Seller agree that so long as any books, records and files retained by Seller relating to the business of the Company and its Subsidiaries, or the books, records and files delivered to the control of Buyer pursuant to this Agreement to the extent they relate to the operations of any of the Company and its Subsidiaries prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose.  Buyer and Seller shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

7.2                                 Section 338(h)(10) Election.  O-I and the Buyer shall jointly make the elections provided for by Section 338(h)(10) of the Code and any comparable election under state, local or foreign tax law (the “Section 338(h)(10) Elections”) with respect to the purchase of the shares of the Company and, at the option of Buyer, the deemed purchase of the shares of any Subsidiary that is a “domestic corporation” within the meaning of Section 7701(a)(30) of the Code.  With respect to the Section 338(h)(10) Elections:

(a)                                  Seller, O-I and the Buyer shall agree on the form and content of Internal Revenue Service Form 8023 (with all attachments) and shall exchange complete and properly executed copies of Internal Revenue Service Form 8023 (with all attachments) on the Closing Date.  Furthermore, Seller, O-I and Buyer agree to cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve such Section 338(h)(10) Elections.

(b)                                 Within sixty (60) days after receipt of the Conclusive Adjustment Statement, the Seller shall determine the amount of the “adjusted gross-up basis” with respect to the Section 338(h)(10) Elections (within the meaning of Treas. Reg. § 1.338(h)(10)-1(e)(5)) and the proper allocations of the “adjusted grossed-up basis” among the relevant assets in accordance with Section 338(b)(5) of the Code and the Treasury regulations thereunder.  Seller’s determination shall be subject to Buyer’s reasonable review, comment and approval.  In the event that the parties cannot agree on a mutually satisfactory allocation within ninety (90) days after receipt of the Conclusive Adjustment Statement, the parties shall resolve such dispute pursuant to the provisions of Section 10.13.

(c)                                  Each of the Buyer, O-I and Seller agrees to (i) be bound by the allocations described in Section 7.2(b), (the “Section 338(h)(10) Allocations”), (ii) act in accordance with the Section 338(h)(10) Allocations in the filing of all Tax Returns (including Form 8883) and in the course of any Tax audit, Tax review or Tax litigation related thereto, and (iii) take no position and shall not cause or permit their respective Affiliates to take any position inconsistent with the Section 338(h)(10) Allocations for income Tax purposes, including United States federal and state income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or similar provision of applicable state, local or foreign law.

7.3                                 Treatment of OI Australia, Inc. Distribution.  The Seller and the Buyer agree to treat the OI Australia, Inc. Distribution as a distribution to Seller in connection with a complete liquidation of OI Plastic Products FTS Inc. pursuant to Section 332(a) of the Code and Treas. Reg. §1.338(h)(10)-1(e), Example 2, including for purposes of filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation related thereto. The Seller and the Buyer shall take no position and shall not cause or permit their respective Affiliates to take any position inconsistent with such treatment for income Tax purposes, including United States federal and state income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or similar provision of applicable state, local or foreign law.

7.4                                 Post-Closing Cooperation.  Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

7.5                                 Other Tax Matters.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby (other than the Restructuring and any actions contemplated on Schedule 2.7 or Schedule 5.2, or in Section 5.2(b) or Section 5.2(c)) shall be paid by Buyer.  Seller and Buyer shall cooperate in timely making all filings, Returns, reports and forms as may be required to comply with the provisions of such tax laws.  For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

(b)                                 Seller shall cause all tax allocation agreements or tax sharing agreements with respect to each of the Company and its Subsidiaries to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any of the Company and its Subsidiaries on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Company and its Subsidiaries under any such agreements.

7.6                                 Straddle Period.  In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes apportioned to the period ending on the Closing Date and to the period beginning on the day after the Closing Date shall be determined as follows: (i) Taxes measured by income or gain shall be apportioned based on an interim closing of the books as of the end of the day on the Closing Date, (ii) Taxes not measured by income or gain other than Transfer Taxes shall be apportioned on the basis of elapsed days and (iii) Transfer Taxes shall be allocated according to Section 7.5(a) if specified therein, and otherwise to the period in which the related transaction occurred.

7.7                                 Tax Returns.

(a)                                  For any tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) of the Company or any of its Subsidiaries, Seller shall prepare or cause to be prepared, and file or cause to be filed (in a manner consistent with past practices) with the appropriate taxing authorities all Returns required to be filed, and shall pay all Taxes due with respect to such Returns; provided, however, that no such Return shall be filed without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(b)                                 Buyer shall prepare (or cause to be prepared) and file or cause to be filed when due all Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries for taxable years or periods beginning after the Closing Date and shall remit any Taxes due in respect of such Returns.

(c)                                  For any Straddle Period of the Company or any of its Subsidiaries, Buyer shall timely prepare or cause to be prepared, and file or cause to be filed, all Returns required to be filed and shall pay all Taxes due with respect to such Returns; provided that Seller shall reimburse Buyer for any amount owed by Seller pursuant to Section 7.6 (after the application of Section 7.10) within 10 business days after Buyer delivers notice to Seller that it has paid such Taxes.  Buyer shall permit the Seller to review and comment on each such Return described in the preceding sentence prior to the filing thereof, and shall not file any such Return without the prior written consent of Seller, which consent shall not be unreasonably withheld.

7.8                                 Tax Claims.

(a)                                  If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to an indemnified party pursuant to Section 9.1(a)(vi), then such indemnified party shall give notice to the indemnifying party in writing of such claim and of any counterclaim the indemnified party proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure.

(b)                                 With respect to any Tax Claim relating to a Pre-Closing Tax Period, Seller shall, solely at its own cost and expense, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that Sellers must first consult, in good faith with Buyer before taking any action with respect to the conduct of such Tax Claim.  Notwithstanding the foregoing, Sellers shall not settle such Tax Claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld, and Buyer, and counsel of its own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim if it reasonably determines that such Tax Claim could have a material adverse impact on the Taxes of the Company or any of its Subsidiaries in a taxable period or portion thereof beginning after the Closing Date.

(c)                                  Seller and Buyer shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Company or any of its Subsidiaries for a Straddle Period, and shall bear their own respective costs and expenses. Neither Seller nor Buyer shall settle any such Tax Claim without the prior written consent of the other.

(d)                                 Buyer shall control all proceedings with respect to any Tax Claim relating to a taxable period or portion thereof beginning after the Closing Date.  Seller shall have no right to participate in the conduct of any such proceeding.

7.9                                 Refunds.  Any overpayment of Taxes (to be either refunded or applied against future Taxes due), including, without limitation, an overpayment of estimated taxes, reflected on a Return described in Section 7.7(a) shall be for the account of Seller, and any such overpayment reflected on a Return described in Section 7.7(c) shall be equitably apportioned between Seller and Buyer.  Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to such overpayment (i) the portion of such overpayment actually received within ten (10) days after such portion is actually received and (ii) the portion of such overpayment applied against future Taxes due within ten (10) days of filing such Return.

7.10                           Overall Tax Indemnity Limitation.  The amount of Unpaid Taxes shall be applied against Taxes for which Seller is obligated to indemnify Buyer for hereunder such that Taxes otherwise required to be paid by Seller to Buyer pursuant to Sections 7.7(c) and 9.1(a) shall be payable only to the extent that the aggregate amount of such Taxes exceeds the amount of Unpaid Taxes.  Buyer shall provide to Seller, within sixty days after the end of each of calendar years 2007 through 2010, an annual certification from an officer of Buyer setting forth the amount and computation of the portion, if any, of Unpaid Taxes applied against Taxes indemnified hereunder during the preceding calendar year (or for the year in which Closing occurs, the portion of the year commencing on the Closing and ending December 31 of such year).   If any portion of Unpaid Taxes has not been so applied against Taxes for which Seller is obligated to indemnify Buyer hereunder through December 31 2010, then Buyer shall pay to Seller the amount of such portion within ten (10) days of delivery of such final annual certification and such portion shall no longer be available to be applied against any Taxes for which Seller is obligated to indemnify Buyer hereunder.  For the avoidance of doubt, the provisions of this Section 7.10 shall not limit the duration of the indemnification for Taxes provided under this Agreement.

ARTICLE VIII
LABOR MATTERS,
EMPLOYEE RELATIONS AND BENEFITS

8.1                                 Benefit Plans.

(a)                                  Except as provided in the Transition Services Agreement, effective as of the Closing Date, (i) the Company and its Subsidiaries shall withdraw from and cease to be participating employers under the Benefit Plans listed in Schedule 8.1(a) (the “Parent Plans”), and (ii) the Business Employees shall cease to accrue further benefits and shall cease to be active participants under the Parent Plans.  Except as provided in the Transition Services Agreement, neither the Buyer nor the Company or any of its Subsidiaries shall have any obligation, liability or responsibility from and after the Closing Date to or under the Parent Plans, whether such obligation, liability or responsibility arose before, on or after the Closing Date.

(b)                                 From and after the Closing Date, the Company and its Subsidiaries shall be solely responsible for all obligations and liabilities under the Benefit Plans listed in Schedule 8.1(b) (the “Company Plans”), and from and after the Closing Date none of O-I, Seller or their respective Affiliates shall have any obligations or liabilities with respect to any Company Plan, whether such obligations or liabilities arose before, on or after the Closing Date.

8.2                                 Collective Bargaining Agreements.  Buyer shall honor all collective bargaining agreements listed on Schedule 8.2 (the “Collective Bargaining Agreements”) in effect as of the Closing.  For each Collective Bargaining Agreement in effect as of the Closing, Buyer agrees to (i) recognize the union which is a party to such Collective Bargaining Agreement as the exclusive collective bargaining representative for the Business Employees covered under the terms of the Collective Bargaining Agreement, (ii) assume each such Collective Bargaining Agreement, and (iii) with the agreement of the appropriate union, obtain, as of the Closing Date, an amendment providing that (a) Buyer benefit plans (the “Buyer Benefit Plans”) will be substituted where appropriate and to the extent required for the employee benefit plans specified in the Collective Bargaining Agreements as required to be provided to the Business Employees covered by the Collective Bargaining Agreements; and (b) none of O-I, Seller or their Affiliates shall have any obligations or liabilities with respect to any Buyer Benefit Plan, whether such obligations or liabilities arose before, on or after the Closing Date.

8.3                                 Post-Closing Benefits.  Except with regard to Business Employees who are represented by any labor organization, effective immediately following the Closing Date, Buyer shall provide, or shall cause the Company and its Subsidiaries to provide:

(i)                                     for a period of not less than 12 months following the Closing Date, to each present Business Employee (a) base salary and other cash-based compensation, bonus and incentive opportunities that are no less favorable than such compensation and opportunities provided to such Business Employee in the applicable period immediately prior to the Closing Date or, with respect to bonus and incentive opportunities, prior to the amendment of the bonus and incentive plans by the 2007 Owens-Illinois Plastics Retention Program, (b) cash severance benefits that are no less favorable than the cash severance benefits the Business Employee would have received under the terms of the severance plan, policy or arrangement applicable to such Business Employee immediately prior to the Closing Date, after giving effect to any increases in compensation and service on and after the Closing Date and through the date of termination of employment, and (c) other employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer and its Affiliates; and

(ii)                                  full service credit for all purposes (other than for purposes of benefit accruals under a defined benefit pension plan) under all incentive, compensation and employee benefit plans, policies and arrangements made available to Business Employees by Buyer, the Company or any of their Affiliates on or after the Closing Date to the same extent such Business Employee’s service was recognized under the corresponding type of Benefit Plans in which such Business Employee participated immediately prior to the Closing Date.

8.4                                 Pre-Closing Date Claims.

(a)                                  Seller shall be responsible, or shall cause the applicable Parent Plans to be responsible, for providing welfare benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to Business Employees for all claims incurred prior to the Closing Date under and subject to the generally applicable terms and conditions of such plans.  For purposes of this Section 8.4, a claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such claim occurred, (ii) medical, dental and other similar benefits when the services with respect to such claim are rendered and (iii) a continuous period of hospitalization when such period of hospitalization commenced.

(b)                                 Seller shall be responsible for all losses arising out of or relating to workers’ compensation claims of any Business Employee if the event giving rise to the claim occurs prior to the Closing Date and shall have the sole responsibility and authority for administering such claims.

8.5                                 Post-Retirement Medical, Life and Other Benefits.  Seller shall retain, and except as required to fulfill Buyer’s obligations under Section 8.2, Buyer shall not assume or have any obligation, liability or responsibility for, any post-retirement medical, life insurance or other welfare benefits under any post-retirement medical, life insurance or other welfare benefit plan in which the Company or any of its Subsidiaries participated prior to the Closing Date, whether such obligation, liability or responsibility arose before, on or after the Closing Date.

8.6                                 Vacation.  Buyer shall honor, or shall cause the Company and its Subsidiaries to honor, all earned but unused vacation and other time-off accrued by the Business Employee prior to the Closing Date in accordance with the applicable policies in effect with respect to the Business Employee immediately prior to the Closing Date.

8.7                                 Buyer Welfare Plans.  Buyer shall, or shall cause the Company and its Subsidiaries to:  (a) waive all limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods with respect to participation and coverage requirements applicable to any Business Employee under any welfare benefit plan of Buyer, the Company or any of their Affiliates in which such Business Employee may be eligible to participate on or after the Closing Date to the extent such limitations were or would have been waived under the Parent Plans and Company Plans in which the Business Employee participated immediately prior to the Closing Date, and (b) provide each Business Employee with credit for any co-payments, deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any applicable co-payment, deductible and out-of-pocket expense requirements under any welfare plan of Buyer, the Company or any of their Affiliates in which such Business Employee may be eligible to participate on or after the Closing Date to the extent such credit was or would have been given under the Parent Plans and Company Plans in which the Business Employee participated immediately prior to the Closing Date.  Buyer shall provide, or shall cause the Company or its Subsidiaries to provide, continuation health care coverage to Business Employees and their qualified beneficiaries who incur a qualifying event, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) or any similar provisions of state law, on or after the Closing Date.  Buyer agrees to provide any required notice under COBRA or any similar provisions of state law to Business Employees in respect of any qualifying event that occurs as a result of the transactions contemplated by this Agreement.

8.8                                 Defined Contribution Plans.  (a)  Effective immediately following the Closing Date (or such later date as may be provided in the Transition Services Agreement, such date hereinafter referred to as the “401(k) Transition Date”), Buyer shall cause the Business Employees in the United States to be eligible to participate in one or more tax-qualified defined contribution plans sponsored by Buyer, the Company or any of their respective ERISA Affiliates (“Buyer DC Plan”).  Buyer shall take all action necessary to permit the trustee-to-trustee transfer to such tax-qualified defined contribution plan(s) of account balances (including outstanding loans) from Parent Plans that are intended to be tax-qualified defined contribution plans in which Business Employees participated immediately prior to the 401(k) Transition Date (“Parent DC Plan”).

(b)                                 As of the 401(k) Transition Date, the Seller shall cause the trustee of the Parent DC Plan to segregate, in accordance with the spin-off provisions set forth under Section 414(l) of the Code, the assets of the Parent DC Plan representing the full account balances of the Business Employees for all periods of participation through the 401(k) Transition Date in accordance with Section 8.8(c).  As soon as practicable after the 401(k) Transition Date, the Seller shall make any and all filings and submissions, if any, to the appropriate U.S. governmental agencies arising in connection with such segregation and transfer of assets.

(c)                                  As soon as practicable following the delivery to Seller of a favorable determination letter issued by the United States Internal Revenue Service regarding the qualified status of the Buyer DC Plan and certifying that the Buyer DC Plan has been amended to reflect the “GUST” legislation (the “401(k) Transfer Date”), the Seller shall cause the trustee of the Seller DC Plan to transfer in the form of cash or, at the Buyer’s option, with the consent of the

Seller, in kind (except with respect to loans to Business Employees, which shall be transferred in kind and except with respect to amounts attributable to the O-I Employer Stock Account, which shall be transferred in cash), the vested account balances (inclusive of such loans) of all Business Employees (which account balances shall have been credited with appropriate earnings and contributions, if any, attributable to the period ending on the close of business of the day preceding the 401(k) Transfer Date), reduced by any necessary benefit or withdrawal payments to or in respect of the Business Employees made between the 401(k) Transition Date and the DC Plan Transfer Date, to the trustee of the trust forming a part of the Buyer DC Plan.

(d)                                 In consideration of the transfer of assets hereunder, the Buyer shall, effective as of the 401(k) Transfer Date, assume all of the obligations of Seller and any of its Affiliates, and the Buyer shall cause the Buyer DC Plan, effective as of the 401(k) Transfer Date, to assume all of the obligations of the Seller DC Plan, in each case, in respect of account balances of Business Employees under the Seller DC Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the DC Plan Transfer Date.  Except as otherwise provided in the Transition Services Agreement, the Buyer shall not assume any other obligations or liabilities arising under or attributable to the Seller DC Plan.

8.9                                 Flexible Spending Accounts.  As of the Closing Date, Seller shall calculate the total employee deductions taken for the current plan year under the Parent Plans that provide health and dependent care flexible spending account benefits (“Flex Plans”) with respect to the Business Employees (such employee contributions to be referred to as “Flex Deductions”), as well as the total benefits paid under the Flex Plans for the current plan year (“Paid Flex Benefits”).  Following the Closing Date, either (a) Seller shall transfer to Buyer an amount equal to any excess of the Flex Deductions over the Paid Flex Benefits, or (b) Buyer shall transfer to Seller an amount equal to the excess of Paid Flex Benefits over the Flex Deductions (as applicable).  Notwithstanding the provisions of this Section 8.9, Buyer shall reimburse Seller for all claims paid by Seller under the Flex Plans on behalf of Business Employees during the term of the Transition Services Agreement (as well as any claims paid under the Flex Plans during any applicable run-out period applicable to the plan year ending within the term of the Transition Services Agreement), regardless of when such claims were incurred or presented to the Flex Plans for payment.

8.10                           2007 O-I Plastics Retention Program; Severance Agreements.

(a)                                  Following the Closing Date, but in no event later than sixty (60) days following the Closing Date, O-I and Seller shall calculate and pay all amounts due under the 2007 O-I Plastics Retention Program (including the regular and enhanced awards under the 2007 Senior Management Incentive Plan and the 2007 Business Unit Bonus Plans and the Retention Bonuses) in accordance with the terms of such program, and neither Buyer nor the Company or any of its Subsidiaries shall have any obligation, liability or responsibility from and after the Closing Date under the 2007 O-I Plastics Retention Program, whether such obligation, liability or responsibility arose before, on or after the Closing Date.

(b)                                 The parties hereto agree that Seller shall retain the two Executive Severance Agreements set forth on Schedule 8.10(b).  Neither Buyer nor the Company or any of

its Subsidiaries shall have any obligation, liability or responsibility from and after the Closing Date under the Executive Severance Agreements set forth on Schedule 8.10(b).

8.11                           WARN.  Neither Buyer nor the Company shall, at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retaining Notification Act of 1988 (the “WARN Act”) or effectuate any similar triggering event under any other applicable law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, except in compliance with the WARN Act.  Seller agrees that between the date of this Agreement and the Closing Date, it will cause the Company not to effect or permit a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying with the WARN Act.

8.12                           Information.  O-I and Seller shall provide to Buyer all information and data reasonably necessary for Buyer to fulfill its obligations under Sections 8.1(b), 8.2, 8.3, 8.6 and 8.7.

8.13                           No Third-Party Beneficiary Rights.  Nothing herein, expressed or implied, shall confer upon any Business Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including without limitation, any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement, the Additional Agreements or otherwise.  In addition, the provisions of this Article VIII, are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

ARTICLE IX
INDEMNIFICATION

9.1                                 Indemnification by Seller.

(a)                                  Subject to the limits set forth in Section 7.10 and in this Section 9.1, from and after Closing, Seller shall defend, indemnify and hold Buyer and its Affiliates harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys’ fees, but excluding lost profits, consequential, punitive, special or indirect damages unless awarded in a indemnification claim relating to a third party claim (hereinafter “Buyer Losses”) arising out of or related to: (i) any breach of any of the representations and warranties made by Seller or O-I in this Agreement (which determination shall be made after excluding all references therein to “material,” “in all material respects,” “Material Adverse Effect” and similar qualifications as to materiality), (ii) any breach of covenants or agreements made by Seller or O-I contained in this Agreement, (iii) any liabilities or obligations of O-I, Seller or any of their Affiliates (other than the Company or its Subsidiaries), (iv) the Retained Assets or the Retained Liabilities, (v) the failure of the Company or its Subsidiaries to properly account for royalty payments made with respect to intellectual property owned by Closure & Packaging Services, Ltd., a Guernsey corporation, and any actions taken to remedy such failure;  (vi) any and all Taxes (A) with respect to any taxable period of the Company or any Subsidiary ending on or before the Closing Date and with respect to any

Straddle Period, for the portion thereof ending on the Closing Date, (B) imposed on the Company or any Subsidiary under Treas. Reg. §1.1502-6 (and corresponding provisions of state, local or foreign Law) as a result of being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before, or that includes, the Closing Date, (C) incurred in connection with (x) any actions contemplated on Schedule 2.7 or Schedule 5.2 or in Section 5.2(b) or Section 5.2(c), (y) the Restructuring or (z) any other restructuring transactions (actual or deemed) initiated prior to the Closing that involve the Company, any of its Subsidiaries or any of their Affiliates, including without limitation the liquidation of Closure & Packaging Services (Netherlands) B.V. and Closure & Packaging Services (Netherlands Antilles) N.V. and the retention of the Retained Assets and Retained Liabilities, (D) incurred in connection with the transactions contemplated hereby (other than the Restructuring or actions contemplated on Schedule 2.7 or Schedule 5.2 or in Section 5.2(b) or Section 5.2(c)), including without limitation, Taxes resulting from the 338(h)(10) Elections but excluding Transfer Taxes, (E) incurred in connection with the satisfaction or elimination of any intercompany debt balances, including without limitation those listed on Schedule 9.1, and (F) with respect to any items required to be included in the gross income of the Company, the Subsidiaries or any member of the Buyer’s US consolidated tax group under Section 951 of the Code allocable to the portion of any Subsidiary’s Straddle Period ending on the Closing Date; (vii) (A) the manufacture, design, use, distribution or sale of the 33 mm and 38 mm PLASTOP® Closures and the 33 mm and 43 mm EASYSEAL® Closures (the “Subject Closures”), including without limitation, any claim by a third party that a Subject Closure infringes the intellectual property of a third party and (B) any modifications made to the applicable closure molds to eliminate the drainage feature; and (viii) the failure prior to the Closing Date of Owens-Brockway Plastic Products Inc. and Continental PET Technologies, Inc. to maintain, enforce or renew any of the patents exclusively licensed to O-I as set forth in that certain Patent and Technology License Agreement effective as of October 7, 2004, by and among Owens-Brockway Plastic Products Inc., Continental PET Technologies, Inc. and O-I, including without limitation, any Buyer Losses incurred to revive any of such patents.  Buyer shall give Seller prompt written notice of any third party claim which may give rise to any indemnity obligation under this Article, together with the estimated amount of such claim, and Seller shall have the right to assume the defense of any such claim through counsel of its own choosing by so notifying Buyer within sixty (60) days of receipt of Buyer’s written notice; provided, however, that Seller’s counsel shall be reasonably satisfactory to Buyer.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If Buyer desires to participate in any such defense assumed by Seller, it may do so at its sole cost and expense.  If Seller declines to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such claim incurred by Buyer, including reasonable fees and disbursements of counsel.  Neither party shall, without the prior written consent of the other party, which consent shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand or any related claim or demand.

(b)                                 Seller shall not have any obligation under Section 9.1(a)(i) to indemnify Buyer and its Affiliates from and against any Buyer Losses caused by the breach of the representations and warranties of Seller or O-I (i) unless the Buyer Losses suffered in respect of a  breach of a representation or warranty for which any of Buyer and its Affiliates are entitled to seek indemnity pursuant to Section 9.1(a)(i) shall be equal to or greater than $100,000 (the “Basket”) and (ii) until Buyer and its Affiliates have suffered Buyer Losses for which Buyer and its Affiliates are entitled to be indemnified for the breach of any such representation or warranty, together with other breaches of other representations or warranties, in excess of $10,000,000 in the aggregate (the “Deductible”) (after which point Seller will only be obligated to indemnify Buyer and its Affiliates for the amount of such Buyer Losses in excess of the Deductible).  Notwithstanding the foregoing, the aggregate liability of Seller to indemnify Buyer and its Affiliates under Section 9.1(a)(i) shall not exceed $200,000,000 in the aggregate (the “Cap”).  Seller shall not have any obligation under Section 9.1(a)(i) to indemnify Buyer and its Affiliates for any Buyer Loss to the extent such Buyer Loss was reflected in the Closing Date Balance Sheet and Statement.  Notwithstanding the foregoing, the Basket, the Deductible and the Cap limitations shall not apply to any claims for indemnification under Section 9.1(a)(i) to the extent it relates to a breach of a Fundamental Representation (as defined below).

(c)                                  In addition to any other provisions or limitations of this Agreement that may apply, with respect to any claim for any Buyer Losses arising out of or related to any Retained Liabilities regarding any Environmental Laws or Hazardous Substances at, on, under or emanating from, or asserted to be at, on, under or emanating from, any real property (including any buildings, fixtures, machinery, and other equipment thereon) currently owned or leased by the Company or any of its Subsidiaries, Seller’s obligation under this Agreement shall only be to the extent that such Buyer Losses:  (i) are required (A) as a result of a proceeding by a Governmental Authority that does not result from any soliciting or importuning by or on behalf of Buyer, the Company, or any of its Subsidiaries, it being understood, however, that the filing of any report, or the delivery of any notice, the preparation of which and the filing or delivery of which is required by applicable Environmental Law, shall not constitute such soliciting or importuning, or (B) to cause operations of the Company or any of its Subsidiaries as conducted as of the Closing Date that are not in compliance with an Environmental Law applicable to such operations and in effect as of the Closing Date to comply with such Environmental Law; (ii) insofar as they relate to any investigation or remediation of Hazardous Substances, are incurred to implement the least stringent standard under Environmental Law in effect as of the Closing Date applicable to the property for its use as of the Closing Date, employing any risk-based cleanup and institutional controls that may be employed to effectuate such standard; (iii) are incurred in a reasonably cost-effective manner; and (iv) do not result from any action or failure to act after the Closing of Buyer, the Company or any of its Subsidiaries, or any Person acting on behalf of or in a contractual relationship with any of them; provided that Seller shall have no obligation with respect to any such Buyer Losses unless (x) Seller is given the authority to conduct any and all negotiations with any Governmental Authority with jurisdiction over or asserting that it has jurisdiction over the matter, subject to reasonable consultation with and approval by Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, (y) Seller is given reasonable access to the affected property, any relevant documents, and any employees of or advisors to Buyer, the Company and any of its Subsidiaries who have knowledge relevant to the matter, to reasonably investigate the matter, and the exclusive authority to implement such actions, including any investigation or remediation of Hazardous Substances, as necessary to fulfill its obligations under this Agreement, and (z) Buyer continues to own the Company or the Subsidiary in possession of the real property at issue (or, if no longer in possession, that the Person who has succeeded to Buyer’s interest in such real property has agreed in writing that all of Buyer’s obligations under this Section 9.1(c) shall apply in full to such Person, and that Seller shall have no obligation with respect to such real property in excess of the limitations set forth in this Section 9.1(c)); and provided, further, that so long as the conditions set forth in the foregoing clauses (x), (y) and (z) are satisfied, Seller shall act diligently and expeditiously to fulfill its obligations regarding the Retained Liabilities that are the subject of this Section 9.1(c).

(d)                                 Following the Closing, the indemnity provided in this Section 9.1 shall be the sole and exclusive remedy of Buyer and its Affiliates against Seller and its Affiliates at law or equity for any Buyer Losses arising out of or resulting from this Agreement (other than for claims based on fraud or intentional misconduct or where injunctive relief is expressly contemplated hereunder or where claims arise under an Additional Agreement).

9.2                                 Indemnification by Buyer.

(a)                                  Subject to the limits set forth in this Section 9.2, from and after Closing, Buyer shall defend, indemnify and hold Seller and its present and future Affiliates (including O-I but other than the Company and its Subsidiaries) harmless from and against and in respect of any and all actual losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorney fees but excluding lost profits, consequential, punitive, special or indirect damages unless awarded in a indemnification claim relating to a third party claim (hereinafter “Seller Losses”; together with Buyer Losses, “Losses”) arising out of: (i)  any breach of any of the representations and warranties of Buyer or Rexam PLC contained in this Agreement (which determination shall be made after excluding all references to “material,” “in all material respects,” “material adverse effect” and similar qualifications as to materiality), (ii) any breach of the covenants or agreements made by Buyer or Rexam PLC contained in this Agreement, (iii) except for liabilities and obligations expressly assumed or retained by O-I or Seller under this Agreement (including any matters for which Seller has agreed to indemnify Buyer and its Affiliates from any Buyer Losses under Section 9.1(a)), any liabilities or obligations of or related to the Company or any of its Subsidiaries, whether arising prior to, on or after the Closing Date (including, without limitation, all liabilities and obligations arising from any claim of product or strict liability, defects, breach of warranties, failure to warn and inspect and similar theories relating to sales of products, offers of services, and use of equipment bearing the O-I Names, but excluding any liabilities or obligations arising from any claim that the O-I Names, when used as authorized hereunder, infringe the trademark rights of any third party), (iv) any action taken by any Governmental Authority on or after the Closing Date which has the effect, in whole or in part, of voiding or unwinding the transactions provided for herein, (v) any Guarantee which remains outstanding following the Closing until such Guarantee is replaced or released and (vi) except for liabilities for claims expressly assumed by Seller under this Agreement, any claims asserted by, or any liabilities, obligations and responsibilities to, or in respect of, each Business Employee resulting from an event or act or failure to act by Buyer or any of its Affiliates, or otherwise under any agreement, plan, program, policy or arrangement, arising on or after Closing or as a result of the transactions contemplated hereby, including, without limitation, as a result of employment or separation from employment with Buyer or any of its Affiliates.  Seller shall give Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this Article, together with the estimated amount of such claim, and Buyer shall have the right to assume the defense of any such claim through counsel of its own choosing by so notifying Seller within sixty (60) days of receipt of Seller’s written notice; provided, however, that Buyer’s counsel shall be reasonably satisfactory to Seller.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If Seller desires to participate in any such defense assumed by Buyer it may do so at its sole cost and expense.  If Buyer declines to assume any such defense, they shall be liable for all costs and expenses of defending such claim incurred by Seller or its Affiliates, including reasonable fees and disbursements of counsel.  Neither party shall, without the prior written consent of the other party, which consent shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand.

(b)                                 Buyer shall not have any obligation under Section 9.2(a)(i) to indemnify Seller and its Affiliates from and against any Seller Losses caused by the breach of the representations and warranties of Buyer or Rexam PLC (i) unless the Seller Losses suffered in respect of a breach of a representation or warranty of Buyer or Rexam PLC for which any of Seller and its Affiliates are entitled to seek indemnity pursuant to Section 9.2(a)(i) shall be equal to or greater than the Basket and (ii) until Seller and its Affiliates have suffered Seller Losses for which Seller and its Affiliates are entitled to be indemnified for the breach of any such representation or warranty, together with other breaches of other representations or warranties, in excess of the Deductible (after which point Buyer will only be obligated to indemnify Seller and its Affiliates for the amount of such Seller Losses in excess of the Deductible).  Notwithstanding the foregoing, the aggregate liability of Buyer to indemnify Seller and its Affiliates under Section 9.2(a)(i) shall not exceed the Cap.  Notwithstanding the foregoing, the Basket, the Deductible and the Cap limitations shall not apply to any claims for indemnification under Section 9.2(a)(i) to the extent it relates to breach of a Fundamental Representation (as defined below).

(c)                                  Following the Closing, the indemnity provided in this Section 9.2 shall be the sole and exclusive remedy of Seller and its present and future Affiliates (including O-I but other than the Company and its Subsidiaries) against Buyer and Rexam PLC and their Affiliates at law or equity for any Seller Losses arising out of or resulting from this Agreement and the transactions contemplated hereby (other than for claims based on fraud or intentional misconduct or where injunctive relief is expressly contemplated hereunder or where claims arise under an Additional Agreement).

9.3                                 Survival of Representations and Warranties.

(a)                                  The representations and warranties of the parties set forth herein (except for those set forth in Section 2.14 with respect to Environmental Laws or Hazardous Substances, which shall not survive Closing) shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.5, 2.20, 3.1, 3.2, 3.4, 4.1, 4.2 and 4.4 (each a “Fundamental Representation”), shall survive indefinitely.

(b)                                 In the event notice of any claim for indemnification under Section 9.1 or 9.2 shall have been given within the applicable survival period and such claim has not been finally resolved by the expiration of such survival period, the representations or warranties that are the subject of such claim shall survive, solely for purposes of such claim, until such claim is finally resolved.

(c)                                  The right to indemnification, payment of Buyer Losses or for other remedies based on any representation, warranty, covenant or obligation of Seller or O-I contained in or made pursuant to this Agreement or the Additional Agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

9.4                                 Indemnification Calculations.

(a)                                  The amount of any Seller Losses or Buyer Losses for which indemnification is provided under this Article IX shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses (net of any resulting increase in insurance premiums, any self-insured retentions and any expenditures made in connection with obtaining such insurance recovery).

(b)                                 The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

(c)                                  The amount of any Seller Losses or Buyer Losses for which indemnification is provided under this Article IX shall be computed net of any foreign, federal, state or local income tax benefits actually realized by the indemnified party in connection with such Losses.

ARTICLE X
MISCELLANEOUS

10.1                           Certain Definitions.  For purposes of this Agreement, the following defined terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to a specified Person, any other Person who directly or indirectly, Controls, is Controlled by, or is under common Control with such specified Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock whether now outstanding or issued after the date of this Agreement.

“Closure Field” shall mean (i) plastic closures, closure liners, fitments and dispensing systems, vials, tubes and canisters and (ii) blown plastic containers solely for use for printing inks and toners as used for printing applications, and components or assemblies of the foregoing.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Guarantees” shall mean (i) all Indebtedness of any Person (other than the Company or any of its Subsidiaries) secured by any claim, liability or encumbrance on any assets of the Company or any of its Subsidiaries, even though the Company or such Subsidiary (as applicable) has not assumed or otherwise become liable for the payment thereof, but excluding customer deposits and interest payable thereon in the ordinary course of business and consistent with past practice, and (ii) all Indebtedness or obligations of the types referred to in the preceding clause (i) of any Person (other than the Company or any of its Subsidiaries) guaranteed by the Company or any of its Subsidiaries (including guarantees in the form of an agreement to repurchase to reimburse but excluding intercompany debt and guarantees, letters of credit and guarantees by a company of performance obligations of another).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by agreement or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity shall mean any other entity that, together with such entity, would be treated as a single employer under Section 4001(b) of ERISA.

“Health Care Field” shall mean plastic packaging products for both human and animal health, which are as of the date of this Agreement (or, for new products marketed or sold in the United States after the date of this Agreement, would have been as of the date of this Agreement), based on applicable United States law in effect as of the date of this Agreement, one of the following:  (1) prescription pharmaceuticals, (2) health care and medical testing diagnostic products or devices classified in classes 1, 2 or 3 by the FDA (including enteral feeding containers), (3) vitamins, minerals, herbs, enzymes, glandular or organ tissues, botanicals, amino acids, metabolites, and extracts and other dietary supplements sold on a stand-alone basis and not as part of or incorporated into a food or beverage product, and (4) packaging, delivery and/or dosage systems and other instruments solely for use in connection with the Health Care Field products in (1)-(3).

“Indebtedness” shall mean (i) the principal amount of any indebtedness of the Company or any of its Subsidiaries for borrowed money, (ii) any unpaid interest, premium, fees, penalties and any other amounts owing on any such indebtedness of the Company or any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries in respect of capitalized leases and obligations for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business and consistent with past practice), (iv) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement entered into by the Company or any of its Subsidiaries with respect to any Indebtedness described in clauses (i) or (ii) above, (v) any obligations or liabilities in respect of any Unfunded Benefit Plan Liabilities, and (vi) all negative Cash or overdraft balances.  Notwithstanding the foregoing, any amounts owed by the Company to any of its Subsidiaries, or by any Subsidiary to the Company or another Subsidiary, shall not be considered Indebtedness.

“Interim Management Statements” shall mean monthly management operations reviews for the Closures, Healthcare and Prescription Products business segments of the Company and its Subsidiaries as of and for the periods ended each month end occurring between the date hereof and the Closing Date, without any adjustments to reflect the elimination of certain items which management of the Company considers non-recurring and not indicative of the continuing operations of the business.

“knowledge” of a party shall mean (i) with respect to Seller and O-I, with respect to any matter in question, the collective knowledge of  the individuals listed in Schedule 10.1(i) after reasonable investigation (it being understood that in no circumstances shall “reasonable investigation” require more than inquiry of responsible managerial employees) and (ii) with respect to Buyer, with respect to any matter in question, the collective knowledge of the individuals listed in Schedule 10.1(ii) after reasonable investigation.

“law” shall mean any statute, law (including common law), regulation, ordinance, rule, code, order, writ, judgment, injunction, decree, governmental restriction or other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” shall mean, when used in connection with the Company and the Subsidiaries, any event, change, circumstance or effect that is materially adverse to the assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating to, arising out of, or resulting from (i) events affecting the United States or global economy or capital or financial markets generally, (ii) changes in conditions in the Closure Field or Health Care Field generally but only, in the case of each of the exceptions contained in clauses (i) and (ii), to the extent such events, changes, circumstances or effects do not affect the Company and its Subsidiaries disproportionately, (iii) changes in laws or regulations, or in the authoritative interpretations thereof or in regulatory guidance related thereto, (iv) earthquakes or similar catastrophes, or acts of war, sabotage, terrorism, military action or any escalation or worsening thereof whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of national emergency or war or (v) the solicitation of offers to enter into this Agreement, the Additional Agreements, the announcement of this Agreement or the Additional Agreements, the transactions contemplated hereby and thereby and the identity or involvement by Buyer or its Affiliates.

“OI Subsidiary” shall mean any corporation, partnership, joint venture, or other legal entity of which O-I owns, directly or indirectly, more than 50% of the effective voting power or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other entity.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, joint venture, trust, Governmental Authority, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under section 13(a)(3) of the Securities Exchange Act of 1934, as amended.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substance.

“Territory” shall mean the United States, Canada, Mexico, Brazil, Hungary, Singapore and Malaysia.

“Unfunded Benefit Plan Liabilities” shall mean (i) any obligation or liability under any Foreign Benefit Plans or under any statutory benefit plans that the Company or its Subsidiaries are required to participate in or comply with pursuant to applicable law outside of the United States, (ii) any obligation or liability for post-retirement medical, life insurance or other welfare benefits for Business Employees covered by a Collective Bargaining Agreement who are not eligible for such benefits as of the Closing Date, and (iii) liability for the amount by which vested accruals under the O-I qualified defined benefit plan would be increased were all hourly employees who are subject to collective bargaining agreements who are not yet fully vested in the plan be deemed fully vested as of the Closing Date.  For purposes of item (ii), such obligation or liability shall be equal to the accumulated postretirement benefit obligation attributed to such employees for service before the Closing Date based on the assumptions included in the January 1, 2007 actuarial valuation report for such obligations or liabilities, and for purposes of item (iii), such liability shall be determined as the present value of the accrued benefit payable at age 65 earned as of the Closing Date, as if the employee terminated employment immediately, reflecting the discount rate and life expectancy included in the most recent actuarial valuation report for such liabilities.

“US GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

10.2                           Termination and Abandonment.

(a)                                  General.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:

(i)                                     by mutual written consent of Buyer and Seller; or

(ii)                                  by either Buyer or Seller if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the Purchase and such injunction, restraining order or decree is final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its best efforts to have such injunction, order or decree vacated or denied; or

(iii)                               by either Buyer or Seller if the Closing shall not have been consummated on or before September 30, 2007 for reasons other than the failure of the condition set forth in Section 6.1(b) to be satisfied (the “Drop Dead Date”); provided that if the Closing shall not occur on or before such date due to the act or omission (including the failure of Buyer to obtain the Debt Financing) of Seller or Buyer, then that party may not terminate this Agreement pursuant to this paragraph clause (iii); or

(iv)                              by Seller, in its sole discretion, after the date which is sixty (60) days after the date of this Agreement, if Seller shall not have received either (A) evidence, in form and substance reasonably satisfactory to Seller, that Buyer has sufficient cash on hand to consummate the transactions contemplated by this Agreement or (B) copies of definitive written agreements (the “Definitive Financing Agreements”) with reputable financial institutions to provide at the Closing, subject only to customary conditions, all of the Debt Financing, in form and substance reasonably satisfactory to Seller or if at any time thereafter any such Definitive Financing Agreements shall cease to be in full force and effect; or

(v)                                 by Buyer if there has been a material violation or breach by Seller or O-I of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer set forth in Section 6.2(a) or 6.2(b) and such violation or breach has not been waived by Buyer or cured by Seller or O-I, as applicable, within thirty (30) days after written notice thereof from Buyer; or

(vi)                              by Seller if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in the Agreement which has prevented the satisfaction of any condition to the obligations of Seller set forth in Section 6.3(a) or 6.3(b) and such violation or breach has not been waived by Seller or cured by Buyer within thirty (30) days after written notice thereof from Seller (provided that the failure of Buyer to fund (or cause to be funded) the Closing Payment at the Closing as required hereunder shall not be subject to cure hereunder, and in the event of such breach, Seller may terminate this Agreement immediately by delivery of notice in writing as provided in Section 10.4); or

(vii)                           by Seller or Buyer if (A) the shareholders of Rexam PLC fail to approve this Agreement and the transactions hereby contemplated at the Rexam PLC Shareholders’ Meeting or any postponement or adjournment thereof or (B) the Rexam PLC Board of Directors, after receiving the written advice of outside counsel, acting in good faith and observing its fiduciary duties under applicable law, determines that, as a result of a significant event, change or circumstance its fiduciary duties require it to withdraw the Rexam Board Recommendation, and the party seeking to terminate this Agreement pursuant to this Section 10.2(a)(vii) shall not have breached its obligations in any material respect under Section 5.24; or

(viii)                        by Seller or Buyer if the Closing shall not have occurred on or before September 30, 2007 due to the condition set forth in Section 6.1(b) not being satisfied and the party seeking to terminate this Agreement pursuant to this Section 10.2(a)(viii) shall not have breached its obligations in any material respect under Section 5.3 or 5.8(a).

(b)                                 Procedure Upon Termination.  In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto; provided, however, that nothing herein shall relieve any party from liability for any breach hereof and, provided, further, that Buyer shall promptly deliver to Seller all documents, work paper and other materials of Seller, the Company and the Subsidiaries related to the transactions contemplated hereby, whether or not obtained before or after the execution hereof.

(c)                                  Survival of Certain Provisions.  The respective obligations of the parties hereto pursuant to Sections 5.1(c), 5.4(a) and this Article X shall survive any termination of this Agreement.

10.3                           Fees and Expenses.

(a)                                  Whether or not the transactions contemplated hereby are consummated, except as expressly provided herein, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the Additional Agreements, including attorneys’, accountants’ and other advisors’ fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by this Agreement and the Additional Agreements.

(b)                                 (i)  Buyer agrees that, if this Agreement is terminated pursuant to Section 10.2(a)(vii), then Buyer shall pay to Seller a fee of $15,000,000 (the “Buyer Approval Termination Fee”) in immediately available funds no later than two business days after such termination.

(ii)                                  Buyer agrees that, if this Agreement is terminated pursuant to Section 10.2(a)(viii), then Buyer shall pay to Seller a fee of $30,000,000 (the “Regulatory Failure

Termination Fee”) in immediately available funds no later than two business days after such termination.

(c)                                  Each of Seller and Buyer acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement.  In the event that Buyer shall fail to pay the Buyer Approval Termination Fee or the Regulatory Failure Termination Fee, as the case may be, when due, Buyer shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.3. Notwithstanding anything to the contrary in this Agreement, Seller’s right to receive payment of the Buyer Approval Termination Fee or the Regulatory Failure Termination Fee, as the case may be, pursuant to this Section 10.3 or the guarantee thereof pursuant to Section 5.25 shall be the sole and exclusive remedy of O-I, Seller and their subsidiaries and Affiliates against Buyer, Rexam PLC and any of Rexam PLC’s Affiliates, and any of their respective stockholders, partners, members, directors, officers or agents, for the loss suffered as a result of the failure of the transactions contemplated hereby to be consummated because (i) of the termination of this Agreement as a result of the occurrence of an event underlying the termination right in Section 10.2(a)(vii) or (ii) of the failure to satisfy the conditions set forth in Section 6.1(b) by September 30, 2007. Upon payment of the Buyer Approval Termination Fee or the Regulatory Failure Termination Fee, as the case may be, in accordance with this Section 10.3, none of Buyer, Rexam PLC or Affiliates of Rexam PLC, or any of their respective stockholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.  Further, the parties agree that the Buyer Approval Termination Fee and the Regulatory Failure Termination Fee are mutually exclusive and under no circumstances shall Seller be entitled to receive payment of the Buyer Approval Termination Fee and the Regulatory Failure Termination Fee.

10.4                           Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date when received by the recipient thereof if received on a business day in the place of receipt prior to 5:00 p.m. in the place of recipient.  Otherwise, any such notices, requests, demands, waivers and other communications shall be deemed to have been duly given on the next succeeding business day in the place of receipt.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be given by personal delivery, certified or registered mail with postage prepaid, or by telegram or telecopy as follows:

if to Seller, to it at:

OI Plastic Products FTS Inc.

c/o Owens-Illinois Group, Inc.

One O-I Plaza

One Michael Owens Way

Perrysburg, OH  43551

Telecopy:  (567) 336-1463

Attention:  James W. Baehren, Esq.

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY  10017

Telecopy:  (212) 455-2502

Attention:  Alan M. Klein, Esq.

If to O-I, to it at the address set forth in (a) above, with a copy (which shall not constitute notice) to Simpson Thacher & Bartlett LLP at the address set forth in (a) above.

if to Buyer, to it at:

Rexam Inc.

4201 Congress Street

Suite 340

Charlotte, North Carolina  28209

Telecopy:  (704) 551-1572

Attention:  Frank C. Brown

with a copy (which shall not constitute notice) to:

Moore & Van Allen PLLC

Bank of America Corporate Center

100 N. Tryon Street

Suite 4700

Charlotte, North Carolina  28202-4003

Telecopy:  (704) 331-1159

Attention:  Stephen D. Hope

if to Rexam PLC, to it at:

Rexam PLC

4 Millbank

London SW1P 3XR

Attention:  David Gibson

Telecopy:    44 207 227 4139

or to such other person or address as a party shall specify by notice in writing to the other parties.

10.5                           Entire Agreement.  This Agreement (including the Schedules and Exhibit hereto and the documents referred to herein), the Additional Agreements and the Confidentiality Agreement constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

10.6                           No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Other than Sections 9.1 and 9.2, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.7                           Assignability.  This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided that Buyer may, without the prior written consent of O-I or Seller, assign all of its rights to a direct or indirect wholly owned subsidiary of Buyer; provided that, notwithstanding any such assignment, Buyer shall remain liable to perform all of its obligations hereunder, including without limitation the obligations to fund the full amount of the Purchase Price (as adjusted pursuant to Section 1.4).

10.8                           Amendment and Modification; Waiver.  Subject to applicable law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

10.9                           Public Announcements.  Unless otherwise required by law or agreed to by Buyer and Seller, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party.  Prior to issuing a press release or other public announcement prior to the Closing Date required by law with respect to the execution and delivery of or the transactions contemplated by this Agreement, Buyer and Seller shall consult with each other so far as practicable and each party shall have reasonable opportunity to comment on such press release.  Prior to issuing a press release or other public announcement with respect to the Closing, Buyer and Seller shall agree on the form of such press release or other public announcement.

10.10                     Section Headings Table of Contents.  The section headings contained in this Agreement and the Table of Contents to this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.11                     Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

10.12                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

10.13                     Alternative Dispute Resolution.  The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy.  Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute.  If the matter has not been resolved within sixty (60) days of the disputing party’s original notice, or if the parties fail to meet within twenty (20) days, either party may initiate legal proceedings to resolve the controversy or claim.  If a party’s negotiator intends to be accompanied at a meeting by an attorney, the other party’s negotiator shall be given at least three (3) working days’ notice of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

10.14                     Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York.

10.15                     Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY

ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.16                     Governing Law.  This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

REXAM INC.

By:	/s/ Franklin C. Brown
Name: Franklin C. Brown
Title: President

REXAM PLC (solely for purposes of Sections 4.1, 4.2, 4.3,
4.4, 4.5, 5.24, 5.25 and 6.3 (solely with respect to Rexam PLC))

By:	/s/ Frank C. Brown
Name: Frank C. Brown
Title: Authorised Signatory

OWENS-ILLINOIS GROUP, INC.

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Vice President & Secretary

OWENS-ILLINOIS, INC. (solely for purposes of Article III and Sections 1.4, 5.5, 5.6, 5.9, 5.11, 5.16, 5.17, 5.19, 5.20, 5.22, 5.24, 6.2 (solely with respect to O-I), 7.2, 8.1, 8.10 and 8.12)

By:	/s/ James W. Baehren
Name: James W. Baehren
Title: Senior Vice President & Secretary